Exhibit 4(o)

LOAN AND SECURITY AGREEMENT

          THIS LOAN AND SECURITY AGREEMENT (“Agreement”), made and entered into as of the 23rd day of July, 2009, by and between NUGEN ENERGY, LLC, a South Dakota limited liability company (“Borrower”), whose address is 27283 447th Avenue, Marion, South Dakota 57043, and DOUGHERTY FUNDING LLC, a Delaware limited liability company (“Lender”), whose address is Suite 4300, 90 South Seventh Street, Minneapolis, Minnesota 55402.

PRELIMINARY RECITALS:

          A. Borrower is acquiring from Marion Energy Investments, LLC, a Delaware limited liability company (“Seller”), certain real property located in the County of Turner, State of South Dakota, together with a plant and other facilities that are ancillary, incidental, necessary or related to the marketing, management, servicing, ownership or operation of a 100 MGY anhydrous ethanol refinery and production facility located on said real property, all as more fully defined herein as the “Project”.

          B. Borrower is simultaneously entering into a revolving line of credit facility (“Revolving Loan”) to finance the working capital needs of the Borrower as evidenced by the Revolving Promissory Note in a maximum principal amount of Twenty Million and 00/100 Dollars ($20,000,000.00) (“Revolving Note”).

          C. Borrower and Lender seek to enter into a term loan in the aggregate amount of Eighty-Seven Million Eight Hundred Seventy-Four Thousand Five Hundred Forty-seven and 39/100 Dollars ($87,874,547.39) to finance the acquisition of the Project by Borrower from Seller on a term basis pursuant to the terms and conditions of this Agreement.

          NOW, THEREFORE, in consideration of the making of the Loan and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto hereby covenant, agree, represent and warrant as follows:

1.
DEFINITIONS

          1.1 Definitions. As used herein, the following terms shall have the meanings herein specified unless the context otherwise requires. Defined terms in this Agreement shall include in the singular number the plural and in the plural number the singular.

“Accounts” shall mean all of the Borrower’s accounts, as such term is defined in the UCC, including each and every right of the Borrower to the payment of money, whether such right to payment now exists or hereafter arises, whether such right to payment arises out of a sale, lease or other disposition of goods or other property, out of a rendering of services, out of a loan, out of the overpayment of taxes or other liabilities, or otherwise arises under any contract or agreement, whether such right to payment is created, generated or earned by the Borrower or by some other person who subsequently transfers such person’s interest to the Borrower, whether such right to payment is or is not already earned by performance, and howsoever such right to payment may be evidenced, together with all other rights and interests (including all Liens) that the Borrower may at any time have by law or agreement against any Account Debtor or other obligor obligated to make any such payment or against any property of such Account Debtor or other obligor; all including but not limited to all present and future accounts, contract rights, loans and obligations receivable, chattel papers, bonds, notes and other debt instruments, tax refunds and rights to payment in the nature of general intangibles.

“Account Debtor” shall have the meaning given it under the UCC.

“Accumulated Excess Cash Flow” shall mean the aggregate of Excess Cash Flow commencing on the date of this Agreement and continuing until the date of measurement (provided, however, there shall be no negative numbers taken into account, i.e. no reduction in the aggregate total if at any point no Excess Cash Flow is generated).

“Adjustment Date” shall mean the 30th day following the end of each Calendar Quarter.

“Advance” shall mean any advance of funds under the Loan.

“Affiliate” of any Person shall mean (a) any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person, (b) any officer or director of such Person, and (c) with respect to a Lender, any entity administered or managed by such Lender, or an Affiliate or investment advisor thereof and which is engaged in making, purchasing, holding or otherwise investing in commercial loans. A Person shall be deemed to be “controlled by” any other Person if such Person possesses, directly or indirectly, power to direct or cause the direction of the management and policies of such Person whether by contract, ownership of voting securities, membership interests or otherwise.

“Applicable Laws” shall mean all laws, treaties, ordinances, judgments, decrees, injunctions, writs and orders of any court or governmental agency or authority, and all rules, regulations, orders, interpretations and Permits of any federal, state, county, municipal, regional, environmental or other governmental body, instrumentality, agency, authority, court or other body having jurisdiction over the Project or any activity conducted at or in connection with the Project or the Premises, as may be applicable from time to time.

“Approvals” shall mean those approvals required of the Project, any Plan Documents and all other Governmental Requirements by Governmental Authorities as a condition to operating the Project.

“Archeological Conditions” shall mean all significant structures, artifacts or features resulting from historic or prehistoric occupation or use of a location to the extent that such structures, artifacts or features may reasonably be protected as valued cultural resources pursuant to an applicable federal law, including the National Historic Preservation Act of 1966 (16 U.S.C. § 470), the Preservation of Historical and Archeological Data Act of 1974 (16 U.S.C. § 469 et seq.) and the General Regulatory Policies of the U.S. Army Corps of Engineers (33 C.F.R. Part 320), or pursuant to an applicable state law.

“Asset Purchase Agreement” shall mean that certain Asset Purchase Agreement, dated as of even date herewith, entered into by and between Seller and Borrower.

“Assignment of Contract Rights, Intangibles and Proprietary Rights” shall mean the assignment and pledge by the Borrower to the Lender of all Contract Documents, Intellectual Property Rights, and other documents and intangibles benefiting the Project, as the same may be amended, restated, assigned, modified, extended, renewed, replaced and/or substituted in the future.

“Assignments of Incentive Payments” shall mean collectively the Assignment of Ethanol Production Incentive Payments (SD) and the Assignment of Ethanol Production Incentive Payments (C.C.C.), each as executed and delivered by the Borrower to the Lender, assigning the Incentive Payments to the Lender and directing payment to be made directly to the Lender, as the same may be amended, restated, assigned, modified, extended, renewed, replaced and/or substituted in the future. The Assignments of Incentive Payments may also include any federally mandated forms required by the Commodity Credit Corporation.

“Assignment of Operating, Service Contracts, Permits and Regulatory Approvals” shall mean the assignment and pledge by the Borrower to the Lender of all Operating Agreements, Service Agreements, Permits, Regulatory Approvals, and other documents and intangibles benefiting the Project in the form prescribed and approved by Lender, as the same may be amended, restated, assigned, modified, extended, renewed, replaced and/or substituted in the future.

“Assignment of Rail Car Leases” shall mean the assignment and pledge by the Borrower to the Lender of Borrower’s interests as lessee in all equipment leased in connection with the Project, including rail road rolling stock in the form prescribed and approved by Lender, as the same may be amended, restated, assigned, modified, extended, renewed, replaced and/or substituted in the future.

“Assignment of Rents and Leases” shall mean the Assignment of Rents and Leases of even date given by the Borrower in favor of the Lender and evidencing a first priority lien on and security interest in the Rents (as defined in the Assignment of Rents and Leases) and the Leases (as defined in the Assignment of Rents and Leases), and as the same may be amended, restated, assigned, modified, extended, renewed, replaced and/or substituted in the future.

“ATF” shall mean the United States Alcohol, Tobacco and Firearms Agency of the Department of the Treasury.”

“Bankruptcy Code” shall mean the Bankruptcy Reform Act of 1978 as heretofore and hereafter amended, and codified as 11 U.S.C. §101 et seq.

“Basis Points” shall mean an arithmetic expression of a percentage measured in hundredths of a percent (i.e. 50 Basis Points equals one half of one percent).

“Borrower Equity” shall mean cash of Borrower in the sum of Three Million and 00/100 Dollars ($3,000,000.00) subject to reduction for payment of the Resolution Amount as provided in the LOC Agreement.

“BP” shall mean BP Canada Energy Marketing Corp.

“BP Agreement” shall mean the agreement for the purchase of natural gas to be entered into between Borrower and BP pursuant to which Borrower shall purchase natural gas from BP.

“Broker” shall mean any person or entity who for a fee or commission has been engaged by the Borrower to obtain financing for the Project or to procure leases for the Project.

“Business Day” shall mean any day other than a Saturday, Sunday or a legal holiday on which banks are authorized or required to be closed for the conduct of commercial banking business in Minneapolis, Minnesota.

“Calendar Quarter” shall mean any three-month period commencing on January 1, April 1, July 1 and October 1.

“Capital Expenditures” shall mean all expenditures (including Capitalized Lease Obligations) which, in accordance with GAAP, would be required to be capitalized and shown on the consolidated balance sheet of the Borrower, but excluding expenditures made in connection with the replacement, substitution or restoration of assets to the extent financed (i) from insurance proceeds (or other similar recoveries) paid on account of the loss of or damage to the assets being replaced or restored or (ii) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced.

“Capital Lease” shall mean, as to any Person, a lease of any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, by such Person, as lessee, that is, or should be, in accordance with GAAP, recorded as a “capital lease” on the financial statements of such Person.

“Capitalized Lease Obligations” shall mean, as to any Person, all rental obligations of such Person, as lessee under a Capital Lease which are or will be required to be capitalized on the books of such Person.

“Cash Consideration” shall have the meaning ascribed to it in the Asset Purchase Agreement.

“Central Farmers Cooperative” shall mean Central Farmers Cooperative, a cooperative organized under the laws of South Dakota.

“Change of Control” means the occurrence of any of the following events:

a)	Central Farmers Cooperative ceases to elect or appoint a majority of the members of the Board of Managers of the Borrower.

b)	Central Farmers Cooperative ceases to own 51% of the voting member interests of the Borrower.

c)

Steven Domm fails to hold the position and perform the duties of the Borrower’s Chief Executive Officer unless any replacement Chief Executive Officer is reasonably acceptable to Lender and Lender so states in writing.

“Chattel Paper” shall have the meaning given it under the UCC.

“City” shall mean the City of Marion, South Dakota.

“Closing Date” shall mean unless extended in writing by the parties, the date that each of the conditions in Section 3.1 of the LOC Agreement have been satisfied, which may not occur later than thirty (30) days after the date of this Agreement unless a Repair Event occurs which requires a repair that cannot be completed in time to complete the performance test before thirty (30) days after the date of this Agreement in which the Closing Date will be not later than forty-five (45) days after the date of this Agreement.

“CO2” shall mean the carbon dioxide co-product of the Ethanol production process cleaned of residual alcohol and compressed for storage, if produced at the Plant.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

“Collateral” shall mean those items listed in Section 4.1 including but not limited to all of the Plant, the Premises, Accounts, Chattel Paper, Deposit Accounts, Documents, Equipment, General Intangibles, Goods, Instruments, Inventory, Investment Property, Intellectual Property, Intellectual Property Rights, Letter-of-Credit Rights, any Letters of Credit, the Plant Logo, the Water Rights, all sums on deposit in any collateral account, any items in any lockbox, all monies whether or not in the possession or control of Lender including any cash collateral, all real property pledged pursuant to mortgages and deeds of trust granted pursuant hereto or granted hereafter; together with (i) all substitutions and replacements for and products of any of the foregoing; (ii) all accessions, substitutions for, replacements, accessories, attachments, parts, equipment and repairs, and products with respect to the foregoing; (iii) all warehouse receipts, bills of lading and other documents of title now or hereafter covering the foregoing; (iv) all collateral subject to the lien of any Loan Document; (v) any money, or other assets of the Borrower that now or hereafter come into the possession, custody, or control of the Lender; (vi) all cash and non-cash proceeds of any and all of the foregoing; and (vii) all books and records (including customer lists, files, correspondence, tapes, computer programs, printouts, and computer records) with respect to the foregoing.

“Collateral Assignment of License Agreement” shall mean the assignment and pledge by the Borrower to the Lender of the ICM License Agreement, as the same may be amended, restated, assigned, modified, extended, renewed, replaced and/or substituted in the future.

“Collection Account” shall mean an account maintained with Collection Bank which shall be in Lender’s name and into which shall be deposited all Proceeds of Collateral.

“Collection Bank” shall mean Farmers State Bank of Marion.

“Construction Contracts” shall mean any contract entered into between a Contractor and the Borrower for the design, construction, renovation or equipping of any portion of the Project.

“Contract Documents” shall mean in the case of each Construction Contract, the construction contract, all Addenda (which pertain to the Contract Documents), any Notice to Proceed, the General Conditions, any Supplementary Conditions, if any, the Plan Documents, together with all written amendments, change orders, work change directives, field orders, and any Design Professional’s written interpretations and clarifications issued.

“Contractor” shall mean any contractors, any Subcontractor, and any other person or entity under contract with the Borrower to perform Work at the Project.

“Control Agreement” shall mean a control agreement in form and substance acceptable to Lender and executed by Lender, the Borrower and Collection Bank or such other banks as Lender may approve in its sole discretion pursuant to which, among other things, the Lender is granted “control” (as that term is defined in the UCC with respect to deposit accounts) for purposes of perfection over any and all deposit accounts with the Collection Bank or such other bank.

“Corn Agency Agreement” shall mean the Agency Agreement between Borrower and Fremar, LLC dated June 25, 2009 and/or any other agreement providing for the supply to the Borrower of grain sufficient to achieve 100 MGY output of Ethanol, provided such agreements and all amendments thereto must be pre-approved by Lender in writing.

“County” shall mean the County of Turner, South Dakota.

“DDGS” shall mean distillers grains, wet or dry, and with or without solubles.

“DDGS Purchaser” shall mean any purchaser of DDGS as approved by Lender.

“DDGS Receivables” shall mean those Accounts payable to the Borrower for the sale of dry DDGS arising from investment grade Account Debtors in connection with the purchase of dry DDGS by such Account Debtors.

“DDGS Sale and Purchase Agreement” shall mean that certain Distiller’s Grain Marketing Agreement dated June 16, 2009 between Borrower and CHS, Inc., and any and all other agreements wherein DDGS Purchaser(s) agree to purchase the dry DDGS produced from the Project, provided such agreements and all amendments thereto must be pre-approved by Lender in writing.

“Debt” shall mean all items of indebtedness or liability that in accordance with GAAP would be included in determining total liabilities as shown on the liabilities side of the balance sheet for Borrower and shall also include the aggregate payments required to be made by Borrower at any time under any lease that is considered a Capital Lease under

GAAP, the indebtedness due the Lender under the Loan, including principal and interest due under the LOC.

“Debt Service” shall mean as to any applicable period cash interest payments, principal payments, premiums and charges with respect to all Debt required to be paid during such period.

“Deposit Accounts” shall have the meaning given it under the UCC.

“Design Build Agreement” shall mean the Lump Sum Design-Build Agreement dated May 5, 2006 originally between Fagen and Millennium Ethanol, LLC (“Millennium”).

“Design Professionals” shall mean, collectively, the architects, engineers, consultants and professionals that perform services related to the design of any Work at the Project or portions thereof, or otherwise involved on the Project to review and test performance of various Project elements or confirm compliance thereof with any Plan Documents, or otherwise to provide recommendations or advice relating to the design of any portion of the Project.

“Distribution” by any Person shall mean (a) with respect to any stock issued by such Person or any partnership, membership or other equity interest of such Person, the retirement, redemption, purchase, or other acquisition for value of any such stock or partnership, membership or other equity interest, (b) the declaration or payment of any dividend or other distribution on or with respect to any stock or any partnership, membership or other equity interest of any Person, and (c) any other payment by such Person with respect to such stock or partnership, membership or other equity interest.

“Documents” shall have the meaning given it under the UCC.

“Electrical Facilities” shall mean all mains, substations, service laterals, piping, manholes and appurtenances for the furnishing, transmission, storage and disposal of electricity to the Project.

“Electrical Supply Agreements” shall mean those agreements with Utility Providers to provide the Electrical Supply System to the Plant including without limitation the Electric Service Agreement dated July 14, 2006 originally between Millennium and Southeastern Electric Cooperative, Inc., as amended by Service Provider Consent and Amendment to Electric Service Agreement dated May 24, 2007, and further amended by Amendment to Electric Service Agreement II dated May 21, 2009, provided all such agreements and amendments thereto must be pre-approved by Lender in writing.

“Electrical Supply System” shall mean the Electrical Facilities pursuant to which electrical energy is transferred from the Utility Providers’ main lines and down converted for use in the Plant and which Borrower shall purchase under the Electrical Supply Agreements.

“Employee Benefit Plan” shall mean an employee benefit plan as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a plan as defined in Section 4975(e)(1) of the IRC.

“Energy Management Consulting Services Agreement” shall mean those agreements with third party service provider in connection with the provision of energy management consultation services, including without limitation the Energy Management Agreement originally between Millennium and Energy Management & Consulting Services, LLC dated October 4, 2006, provided such agreements and all amendments thereto must be pre-approved by Lender in writing.

“Environmental Indemnity” shall mean the agreement executed by the Borrower indemnifying and holding the Lender harmless from any Hazardous Substances and the violation of any Environmental Laws, as the same may be amended, restated, assigned, modified, extended, renewed, replaced and/or substituted in the future.

“Environmental Laws” shall mean any federal, state or local statute, law, regulation, order, consent, decree, judgment, permit, license, code, covenant, deed restriction, common law, convention, ordinance or other requirement relating to public health, safety or the environment, including, without limitation, those relating to releases, discharges or emissions to air, water, land or groundwater, to the withdrawal or use of groundwater, to the use and handling of polychlorinated biphenyls or asbestos, to the disposal, treatment, storage or management of hazardous or solid waste, or Hazardous Substances or crude oil, or any fraction thereof, or to exposure to toxic or hazardous materials to the handling, transportation, discharge or release of gaseous or liquid Hazardous Substances and any regulation, order, notice or demand issued pursuant to such law, statute or ordinance, including without limitation the following: the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and the Hazardous and Solid Waste Amendments of 1984, the Hazardous Materials Transportation Act, as amended, the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1976, the Safe Drinking Water Act, the Clean Air Act, as amended, the Toxic Substances Control Act of 1976, the Occupational Safety and Health Act of 1977, as amended, the Emergency Planning and Community Right-to-Know Act of 1986, the National Environmental Policy Act of 1975, the Oil Pollution Act of 1990, and any similar or implementing state law, and any state statute and any further amendments to these laws providing for financial responsibility for cleanup or other actions with respect to the release or threatened release of Hazardous Substances or crude oil, or any fraction thereof and all rules and regulations promulgated thereunder.

“Equipment” shall mean all of Borrower’s equipment, as defined in the UCC, including all machinery, apparatus, equipment, fittings, furniture, fixtures, motor vehicles and other tangible personal property (other than Inventory), and all parts, accessories and special tools therefor, and accessions thereto and, in any event, including all machinery and equipment, including processing equipment, conveyors, machine tools, data processing and computer equipment including embedded software and peripheral equipment and all engineering, processing and manufacturing equipment, office machinery, furniture, materials handling equipment, tools, attachments, accessories, automotive equipment, trailers, trucks, forklifts, molds, dies, stamps, motor vehicles, rolling stock and other equipment of every kind and nature, trade fixtures and fixtures not forming a part of real property, together with all additions and accessions thereto, replacements therefor, all parts therefor, all substitutes for any of the foregoing, fuel therefor, and all manuals, drawings, instructions, warranties and rights with respect thereto, and all products and proceeds thereof and condemnation awards and insurance proceeds with respect thereto.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” shall mean each person (as defined in section 3(9) of ERISA) that together with the Borrower would be deemed to be a “single employer” within the meaning of section 414(b),(c), (m) or (o) of the Code.

“Escrow Agent” shall mean Wells Fargo Bank, National Association.

“Escrow Agreement” shall mean the Escrow Agreement dated of even date herewith by and among Borrower, Lender, Seller, Central Farmers Cooperative, and Escrow Agent.

“Escrow Closing Date” shall mean the date on which this Agreement and the Loan Documents are executed and delivered to the Escrow Agent.

“Ethanol” shall mean anhydrous denatured fuel grade ethanol alcohol meeting all applicable ASTM Standards and the ethanol standards established by the Williams Pipeline Test and ethanol standards established by all other standards ethanol industry tests.

“Ethanol Purchaser” shall mean any purchaser of Ethanol as approved by Lender.

“Ethanol Receivables” shall mean those Accounts payable to the Borrower for the sale of Ethanol.

“Ethanol Sales and Purchase Agreement” shall mean shall mean that certain Ethanol Sales and Marketing Agreement dated June 16, 2009 between Borrower and CHS, Inc., and any and all other agreements any and all agreements wherein Ethanol Purchaser(s) agree to purchase the nameplate capacity of the Ethanol produced from the Project, provided such agreements and all amendments thereto must be pre-approved by Lender in writing.

“Event of Default” shall mean any of those events specified as an event of default herein.

“Excess Cash Flow” shall be as defined in the LOC Agreement.

“Fagen” shall mean Fagen, Inc.

“FB&T” shall mean First Bank & Trust in Brookings, South Dakota.

“FF&E Reserve” shall mean the reserve account established pursuant to Section 3.1.

“Final Make-Up Payment Adjustment Date” shall mean the Adjustment Date immediately following the Calendar Quarter in which 15% of Accumulated Excess Cash Flow first equals 50% of Make-Up Consideration.

“Financial Institution” shall mean a money center national bank or European Community bank doing business in the United States and whose assets and business are subject to regulation by either the Comptroller of the Currency or the Federal Deposit Insurance Corporation and whose long term unsecured debt obligations are rated at least “A-” by Standard & Poors or “A3” by Moody’s Investors Services, Inc.

“Financing Statements” shall mean one or more financing statements given or authorized by the Borrower under the provisions of the UCC to Lender perfecting a security interest in the Collateral, as the same has been amended and assigned, and as the same may be amended, restated, assigned, modified, extended, renewed, replaced and/or substituted in the future.

“Fixed Charges” shall mean for any described fiscal period, the sum of: (a) interest expense for such period; (b) payments under Capitalized Lease Obligations not otherwise included in interest expense for such period; plus (c) any scheduled principal payments for borrowed money made during such period.

“Fixtures” shall mean all “Fixtures” (as that item is defined in the UCC) now owned or hereafter acquired with respect to the Premises.

“GAAP” shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of any date of determination.

“General Intangibles” shall mean all “general intangibles,” as that term is defined in the UCC, now or hereafter owned by Borrower, including without limitation equipment leases, partnership interests, limited liability company interests, member interests, joint venture interests, all patent rights, trademarks, copyrights, trade names, goodwill, registrations, license rights, rights in intellectual property, licenses, permits, business records, customer and subscriber lists, computer programs, tapes, disks and related data processing software owned by or in which such Person has an interest, rights to refunds or indemnification, the right to receive any insurance proceeds and all other intangible personal property of every kind and nature.

“Goods” shall mean all “Goods” (as that item is defined in the UCC) now owned or hereafter acquired.

“Governmental Authority” shall mean any governmental body or regulatory authority exercising jurisdiction over the Premises or Project, including any department or subdivision of the County/City.

“Governmental Requirements” shall mean all laws, ordinances, statutes, codes, rules, regulations, orders and decrees of any Governmental Authority or any other political subdivision in which the Project is located and of any other political subdivision, agency, quasi-governmental authority or instrumentality exercising jurisdiction over the Project and including all wetlands restrictions/regulations, Regulatory Approvals and Historical Requirements adopted or enacted by a Governmental Authority applicable to the Project and its use and occupancy.

“Gross Overadvance Amount” shall have the meaning ascribed to it in the LOC Agreement.

“Hazardous Substance” shall mean any hazardous or toxic material, substance or waste, pollutant or contaminant which is defined, prohibited, limited or regulated under any statute, law, ordinance, rule or regulation of any local, state, regional or Federal authority having jurisdiction over the property of the Borrower, or its use, including but not limited to any material, substance or waste which is (a) defined, listed or otherwise classified as a hazardous substance, hazardous material, hazardous waste or other words of similar meaning under any Environmental Laws; (b) petroleum, petroleum hydrocarbons, and all petroleum products; (c) polychlorinated biphenols; (d) lead; (e) urea formaldehyde; (f) asbestos and asbestos containing materials; (g) flammables and explosives; (h) infectious materials; (i) atmospheric radon at levels over 4 picocuries per cubic liter, (j) radioactive materials; or (k) defined, prohibited, limited or regulated as a hazardous substance or hazardous waste under any rules or regulations promulgated under any of the foregoing Environmental Laws.

“Historical Requirements” shall mean any statutes, rules and regulations enacted by a Governmental Authority declaring the Project or any part thereof to be of historical significance.

“ICM” shall mean ICM, Inc., a Kansas corporation, specializing in process consulting, engineering, equipment fabrication, field installation, plant startup and, through related companies, commodity trading.

“ICM License Agreement” shall mean the ICM License Agreement dated May 5, 2006 originally between Millennium and ICM.

“Impositions” shall mean all real estate, ad valorem and personal property taxes, general and special assessments imposed by Governmental Authorities, water, sewer and other municipal utility charges and any and all other fees and charges that may be assessed or imposed by Governmental Authorities on the Project and the underlying Premises.

“Improvements” shall mean the Plant, all buildings, structures, Equipment, improvements, betterments and Personalty located on or in the Premises, together with related on site improvements and Off Site Improvements and including the Rail Spur.

“Incentive Payments” shall mean all incentive payments, tax credits and subsidies payable to the Borrower to produce and market Ethanol including:

•	Eligibility with the USDA Commodity Credit Corporation, 7 CFR Part 1424, Federal Register, Volume 68, No. 88, May 2, 2003, page 24596-24603 (the “Commodity Credit Corporation Payments”).

•	Eligibility for the South Dakota Department of Revenue, Ethanol Production Incentive Payment Program. (the “State of South Dakota Producer Incentive Payments”).

“Indemnified Party” and “Indemnified Parties” shall mean, respectively, the Lender and any parent corporation, Affiliate or subsidiary of the Lender, and each of their respective officers, directors, employees, attorneys and agents, and all of such parties and entities.

“Initial Loan Fee” shall have the meaning ascribed to it in Section 2.17.

“Initial Repair Costs” shall mean the costs paid for by the Borrower up to a maximum of One Million and 00/100 Dollars ($1,000,000.00) to make repairs or otherwise modify the Plant and Equipment as identified by ICM pursuant to the report prepared by ICM in connection with the Start-Up and Testing Phase as described in the Asset Purchase Agreement.

“Inspecting Engineer” shall mean HDR Engineering, Minneapolis, Minnesota or such other engineer/architect engaged by Lender.

“Instruments” shall mean all “Instruments” (as that item is defined in the UCC) now or hereafter acquired.

“Insurance Proceeds” shall mean all awards, payments, proceeds now or hereafter payable under any policy of insurance insuring the Project including but not limited to the proceeds of casualty insurance, title insurance, business interruption/rents insurance or other insurance maintained with respect to the Project.

“Intellectual Property” shall mean all “Intellectual Property” (as that term is defined in the UCC) now owned or hereafter acquired, including, but not limited to all proprietary information made available to the Borrower under the Design Build Agreement and License Agreement and all Copyrights, Trademarks, Patents, trade secrets, customer lists, proprietary or confidential information, inventions (whether or not patented or patentable), technical information, procedures, designs, knowledge, know-how, software, data bases, data, skill, expertise, recipes, experience, processes, models, drawings, materials and records, or any interest therein, now owned or licensed to or hereafter acquired by Borrower.

“Intellectual Property Rights” shall mean all actual or prospective rights arising in connection with any intellectual property or other proprietary rights, including all rights arising in connection with copyrights, patents, service marks, trade dress, trade secrets, trademarks, trade names or mask works.

“Intercreditor Agreement” shall mean an Intercreditor and Collateral Priority Agreement by and among Lender (in its capacity as lender under this Agreement) and Lender (in its capacity as the lender under the LOC Agreement), as the same may be amended, restated, assigned, modified, extended, renewed, replaced and/or substituted in the future.

“Interest Adjustment Date” shall mean the first day of each Calendar Quarter in a year, i.e., January 1, April 1, July 1 and October 1.

“Interest Expense”: For any period, the aggregate interest expense (including capitalized interest) of the Borrower for such period including, without limitation, the interest portion of any Capital Lease; provided, however, that the foregoing shall be adjusted to reflect only the net effect of any interest rate swap, interest hedging transaction, or other similar arrangement entered into by the Borrower in order to reduce or eliminate variations in its interest expenses.

“Interest Rate” shall mean the interest rate charged on the Loan from time to time as set forth in Section 2.2 hereof.

“Inventory” shall mean “inventory,” as that term is defined in the UCC, now or hereafter owned by Borrower, including without limitation (a) all products, goods, materials and supplies produced, purchased or acquired by Borrower for the purpose of sale in the ordinary course of its business including corn and grain supplies, ethanol, distillers grains and carbon dioxide byproduct, (b) maintenance materials inventory and (c) goods in which Borrower has an interest in mass or a joint or other interest or right of any kind.

“Investment Property” shall mean all of the Borrower’s investment property, as such term is defined in the UCC, whether now owned or hereafter acquired, including but not limited to all securities, security entitlements, securities accounts, commodity contracts, commodity accounts, stocks, bonds, mutual fund shares, money market shares and United States government securities.

“IRC” shall mean the Internal Revenue Code of 1986, as amended.

“Judgments and Awards” shall mean all awards, compensation and settlements in lieu thereof made as a result of the taking by power of eminent domain of the whole or any part of the Project, including any awards for damages sustained to the Project, for a temporary taking, change of grade of streets or taking of access.

“Labor” shall mean the furnishing of any work or labor to the Project.

“Land Use Restrictions” shall mean all zoning, building, land use, subdivision, development and environmental laws which do or may regulate the occupancy, development, use, operating, renovation, alteration, construction, sale, lease, encumbering or management of the Premises, all requirements of Governmental Authorities pursuant to such laws and all development and building permits issued by Governmental Authorities for the Premises.

“Legal Requirements” shall mean all laws, ordinances, rules, regulations and requirements of all Governmental Authorities including but not limited Environmental Laws applicable to all or part of the Premises or the Project or the construction, development, improvement, repair, renovation, lease, sale, encumbering or transfer of all any part of the Premises.

“LIBOR” shall mean the daily rate of interest as published in the Money Rates section of The Wall Street Journal as London Interbank Offered Rates (Libor) with a term of three (3) months. If The Wall Street Journal ceases to publish the London Interbank Offered Rates (Libor), the Lender may select a substitute publication or service that publishes the London Interbank Offered Rates (Libor), or its equivalent, and if such London Interbank Offered Rates (Libor) is no longer published, then the LIBOR Rate will be determined by the Lender computing the arithmetic mean rates of interest per annum notified to the Lender by at least two (2) major banks in the London interbank market as the rate of interest at which U.S. dollar deposits in the approximate amount of the Loan would be offered to major banks in the London interbank market at their request on the second Libor Business Day prior to the Interest Adjustment Date. If the LIBOR Rate is not published or announced on the Interest Adjustment Date, then the LIBOR Rate published or announced on the immediate last day prior to the Interest Adjustment Date shall be substituted.

“Libor Business Day” shall mean any day on which banks in London, England and New York, New York are open for conducting transactions in foreign currency and exchange.

“Lien” shall mean, with respect to any Person, any interest granted by such Person in any real or personal property, asset or other right owned or being purchased or acquired by such Person (including an interest in respect of a Capital Lease) which secures payment or performance of any obligation and shall include any mortgage, lien, encumbrance, title retention lien, charge or other security interest of any kind, whether arising by contract, as a matter of law, by judicial process or otherwise.

“Loan” shall mean the Eighty-Seven Million Eight Hundred Seventy-Four Thousand Five Hundred Forty-Seven and 39/100 Dollars ($87,874,547.39) loan evidenced by the Note and described in Article 2 of this Agreement.

“Loan Amount” shall mean Eighty-Seven Million Eight Hundred Seventy-Four Thousand Five Hundred Forty-Seven and 39/100 Dollars ($87,874,547.39).

“Loan Documents” shall mean this Agreement and the following:

(i)	Note

(ii)	Mortgage

(iii)	Assignment of Rents and Leases

(iv)	Financing Statement(s)

(v)	Assignment of Contract Rights, Intangibles and Proprietary Rights

(vi)	Assignment of Rail Car Leases

(vii)	Assignment of Operating, Service Contracts, Permits and Regulatory Approvals

(viii)	Control Agreement

(ix)	Collateral Assignment of License Agreement

(x)	Assignments of Incentive Payments

(xi)	Environmental Indemnity

(xii)	Intercreditor Agreement

and such other documents as Lender may require from time to time to evidence and secure the Loan together with all amendments, restatements, supplements and other modifications thereto.

“Loan Fee” shall mean the sum of $659,062.50.

“Loan Funds” shall mean the sums of money disbursed under the Loan.

“Loan Year” shall mean any 12 month period during the term of this Agreement commencing on the Closing Date or any anniversary of the Closing Date.

“LOC” shall mean the revolving line of credit furnished to the Borrower by the LOC Lender pursuant to the LOC Agreement in the aggregate revolving amount of not greater than $20,000,000.00 (as determined in accordance with the LOC Agreement) the proceeds of which will be available to the Borrower for working capital needs including financing the acquisition of corn input for processing into Ethanol.

“LOC Agreement” shall mean the Revolving Credit and Loan Agreement of even date between the Borrower and LOC Lender providing for the borrowing of the LOC, as the same may be amended, restated, assigned, modified, extended, renewed, replaced and/or substituted in the future.

“LOC Collateral” shall mean all Inventory (including all raw, unprocessed inventory, work in process, and finished inventory products, bi-products and co-products), DDGS Receivables and Ethanol Receivables.

“LOC Documents” shall mean the documents required by the LOC Agreement consummating the LOC including the Intercreditor Agreement.

“LOC Lender” shall mean Lender (in its capacity as Lender under the LOC Agreement).

“Logo” shall mean all right and interest in and to any and all trademarks, tradenames, corporate names, franchised names, business names, fictitious names, trade styles, logos, service marks, business identifiers used in the operation of the Project.

“Major Project Documents” shall mean the Ethanol Sales and Purchase Agreement, the DDGS Sales and Purchase Agreement, the Management Agreement, the ICM License Agreement, the Corn Agency Agreement, the Energy Management Consulting Services Agreement, the Water Supply Agreements, the Electrical Supply Agreements, the Natural Gas Supply Agreements, the Rail Agreements, the Rail Car Leases, and the Operating Plan and Budget.

“Make-Up Consideration” shall mean the total consideration not to exceed the total amount set forth on Exhibit B-1 attached hereto (which exhibit shall be updated as agreed by Borrower and Lender as of the Closing Date), which is the aggregate amount the Borrower is offering to provide to Make-Up Sellers under Make-Up Contracts, and 50% of which amount may be paid in the form of Make-Up Payments and 50% of such amount may be paid in the form of Make-Up Equity, as more particularly described in this Agreement.

“Make-Up Contracts” shall mean collectively the contracts between a Make-Up Seller and Borrower in a form acceptable to Lender for the purchase by Borrower of corn from such Make-Up Seller provided that the Borrower has agreed to provide Make-Up Consideration to such Make-Up Seller in an amount not to exceed the amount by which the purchase price for corn under such Make-Up Seller’s corn supply contract with U.S. Bio exceeds the corresponding base price for corn related to such Make-Up Seller’s corn supply contract as listed on Exhibit B-2 attached hereto (which exhibit shall be updated as agreed by Borrower and Lender as of the Closing Date).

“Make-Up Payments” shall mean, to the extent Excess Cash Flow is payable to Borrower in accordance with the terms of this Agreement, an amount equal to 15% of Excess Cash Flow payable quarterly which may be used by Borrower to pay Make-Up Sellers not more than 50% of the Make-Up Consideration pursuant to the Make-Up Contracts.

“Make-Up Equity” shall mean permitted issuances of member equity interests in Borrower that Borrower may provide to Make-Up Sellers for up to fifty percent (50%) of the Make-Up Consideration pursuant to the Make-Up Contracts; provided, however, that issuance of such equity interests may never dilute the percentage interests that the Lender is entitled to receive pursuant to the Warrant.

“Make-Up Sellers” shall mean the sellers under Make-Up Contracts.

“Management Agreement” shall mean the Management Agreement dated June 25, 2009, between Borrower and Central Farmers Cooperative and/or any other agreement providing for the management of the operations of Borrower by Central Farmers Cooperative in form satisfactory to the Lender, provided such agreements and all amendments thereto must be pre-approved by Lender in writing.

“Margin Stock” shall have the meaning provided in Regulation U of the Board of Governors of the Federal Reserve System.

“Material Adverse Effect” shall mean a material adverse effect on the business, operations, property, assets, liabilities or financial condition taken as a whole, or a material adverse effect on the ability of any Person to perform its obligations.

“Materials” shall mean all materials and goods furnished to the Premises.

“Maturity Date” shall mean August 1, 2015.

“Mechanic” shall mean any architect, engineer, surveyor, Contractor, laborer, materialman, subcontractor, supplier, worker or Person or Persons performing Labor on the Premises and/or installing, delivering or supplying Materials in or to the Premises.

“Mechanics Lien” shall mean any lien that may be claimed by a Mechanic for the payment of its labor, services or materials provided in the construction of such improvement including without limitation all rights under applicable law, and any so-called “mechanic lien laws” whether available by constitution, statute, code or case law, or any rules or regulations promulgated thereunder.

“Mechanics Lien Rights” shall mean any rights available at law for a Mechanic providing labor, services or materials to an improvement on real estate to claim a Mechanics Lien.

“Mechanics Lien Waiver” shall mean a waiver of lien in format and content sufficient under controlling law to waive and relinquish any right to assert a Mechanics Lien against the Premises.

“Member” shall mean in the context of the Borrower any member of the Borrower or constituent members of a Member of the Borrower.

“Mortgage” shall mean the Mortgage and Security Agreement and Fixture Financing Statement of even date given by the Borrower in favor of the Lender and evidencing a first priority lien on and security interest in the Premises, as the same may be amended, restated, assigned, modified, extended, renewed, replaced and/or substituted in the future.

“Multiemployer Plan” means a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) to which the Borrower or any ERISA Affiliate contributes or is obligated to contribute.

“Natural Gas Facilities” shall mean all mains, service laterals, storage tanks, piping, valves, manholes and appurtenances for the furnishing, transmission, storage and disposal of natural gas to the Project including those facilities constructed pursuant to the Natural Gas Supply Agreements.

“Natural Gas Supply Agreements” shall mean those agreements with Utility Providers to provide natural gas to the Plant, either directly or from the mainlines of such Utility Provider to a distribution point of another Utility Provider for eventual distribution to the Plant by such other Utility Provider, including without limitation the following agreements, provided all such agreements and amendments thereto must be pre-approved by Lender in writing:

• NNG Agreement
• Northwestern Agreement

“Natural Gas Supply System” shall mean the Natural Gas Facilities pursuant to which natural gas is transferred from the Utility Providers’ main pipe lines and ultimately piped to the Plant for use in the Plant and which Borrower shall purchase under the Natural Gas Supply Agreements.

“Net Income” shall mean with respect to the Borrower for any period, the net income (or loss) of the Borrower for such period as determined in accordance with GAAP, excluding gains or losses on the sale of assets other than Inventory.

“NNG” shall mean Northern Natural Gas Company.

“NNG Agreement” shall mean collectively (i) the Firm Throughput Service Agreement dated June 9, 2006 originally between NNG and Millennium, as amended; (ii) the Amendment to TFX Throughput Service Agreement dated November 1, 2007 originally between Millennium and NNG; (iii) Affirmation of Obligations Relating to Facilities dated June 8, 2009 originally between NNG and Seller, as amended by First Amendment to Affirmation of Obligation Relating to Facilities Contract No. 600979 dated June 11, 2009 originally between NNG and Seller; and (iv) Agreement to Provide Security dated June 8, 2009 originally between NNG and Seller.

“NNG Letter of Credit” means the letter of credit issued by FB&T as issuer for the benefit of NNG in the original face amount of $1,975,918.00 or any letter of credit issued by any entity in replacement thereof.

“Northwestern” shall mean NorthWestern Corporation d/b/a NorthWestern Energy.

“Northwestern Agreement” shall mean Letter Agreement for Request for Gas Distribution Service dated June 15, 2009 between Seller and NorthWestern.

“Note” shall mean the Senior Promissory Note of even date given by the Borrower and payable to the Lender in the Loan Amount, as the same may be amended, restated, assigned, modified, extended, renewed, replaced and/or substituted in the future.

“Off Site Improvements” shall mean those improvements off the Premises required by any Governmental Authority.

“Obligations” shall mean any and all of the obligations of the Borrower under this Agreement or any other of the Loan Documents including but not limited to payment of the Loan and performance of the terms and conditions of this Agreement.

“Operating Account” means an account in the Borrower’s name at a bank reasonably acceptable to the Lender (but not FB&T) subject to a Control Agreement in favor of the Lender which shall be used as the Borrower’s principal operating account.

“Operating Agreements” shall mean the following agreements entered into by the Borrower for the operation of the Project:

Corn Agency Agreement
Ethanol Sales and Purchase Agreement
DDGS Sales and Purchase Agreement
Energy Management Consulting Services Agreement
Rail Agreements
Rail Car Leases
Electrical Supply Agreements
Natural Gas Supply Agreements
Water Supply Agreements
ICM License Agreement
Management Agreement
Risk Management Agreement

“Operating Lease” shall mean any lease of any property (whether real, personal or mixed) that, in accordance with GAAP, would be required to be classified and accounted for as an expense item on a balance sheet.

“Operating Plan and Budget” shall mean, for any period, an operating plan and budget for the Project with respect to such period prepared by Borrower in good faith and with due care that sets forth in reasonable detail (i) the projected levels of operation of the Project on a monthly basis, (ii) the projected revenues and expenses (including all scheduled payments of principal and interest on all Debt) of the Project on a monthly basis, (iii) the overhaul, maintenance and repair schedule for the Project, (iv) the amount and timing of expected Capital Expenditures, (v) cash flow projections and working capital needs and (vi) such other information as the Lender may reasonably request prior to the adoption thereof.

“Organizational Documents” shall mean, with respect to any Person (other than an individual), such Person’s articles of incorporation, articles of organization, certificate of limited partnership, trust agreement, or other equivalent formation documents, and regulations, bylaws, limited partnership agreement, operating agreement, limited liability company member control agreement or equivalent governing documents, and any amendments to any of the foregoing permitted hereunder.

“Overadvance Adjustment Date” shall mean the Adjustment Date immediately following the first Calendar Quarter in which the Accumulated Excess Cash Flow is sufficient to cause the Overadvance Amount to be reduced to zero.

“Overadvance Amount” shall have the meaning ascribed to it in the LOC Agreement.

“Owner” shall mean the Borrower.

“Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001).

“Payment in Full” or “Paid in Full” or any similar term(s) with respect to each Loan shall mean the satisfaction and final payment in full of the Loan at issue in cash or cash equivalents reasonably acceptable to the Lender and the termination of any obligation on the part of the Lender to make any further Advances or to afford any financial accommodation to Borrower with respect to the Loan at issue and the full and timely performance of all other obligations to Lender arising out of this Agreement and the Loan Documents for a period of time of one hundred and twenty (120) days.

“Pay Rate” is the interest rate described in Section 2.2(a).

“Pension Plan” shall mean an employee pension benefit plan that is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the IRC, and that is maintained by Borrower or an ERISA Affiliate for employees.

“Performance Guarantee Criteria” shall mean the criteria listed in Exhibit A to the Design Build Agreement.

“Permit” shall mean any valid waiver, exemption, variance, franchise, permit, authorization, approval, acknowledgement, confirmation, license or similar order of or from any federal, commonwealth, state, county, municipal, regional, environmental or other governmental body, instrumentality, agency, authority, court or other body having jurisdiction over the Project and/or operation and including without limitation the following:

South Dakota Storm Water Discharge Permits
South Dakota Risk Management Plan (Denaturant/Ammonia Products)
ATF Ethanol Producer License
NPDES Permit
South Dakota Spill Prevention Control and Countermeasure Plan
South Dakota Alcohol Producers License
South Dakota Storage Tank Permit

Turner County Highway Access Permits
South Dakota Department of Environment and Natural Resources Title V Air Quality Operating Permit
Effective Fuel Additive Manufacturer’s Notification with the U.S. Environmental Protection Agency
EPA Facility Identification Number and Company Identification Number as a RIN Generator
Commercial feed license or permits

“Permitted Exceptions” shall mean the exceptions to insured coverage set forth in Schedule B to the Title Policy.

“Permitted Liens” shall mean those Liens permitted under Section 9.2(a).

“Person” shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, institution public benefit corporation, entity or government (whether federal, state, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).

“Plan Documents” shall mean all final Drawings and Specifications specially prepared by the Design Professionals for any Work done at the Project including mechanical and electrical, plumbing and heating and ventilation Drawings and Specifications specially prepared by Subcontractors and their retained Design Professionals for particular segments of the Project and such further drawings and specifications as are from time to time prepared to further expand in detail the scope of the work and final definitive working drawings and specifications and shall also include any submittals filed or required to be filed with Governmental Authorities to comply with Land Use Restrictions and requirements for issuance of all Permits.

“Plant” shall mean the dry mill grain processing plant capable of grinding approximately 36,000,000 bushels of corn per year to produce a name-plate capacity of 100,000,000 gallons of fuel grade Ethanol per year and with approximately 321,000 tons of dried distillers grains with solubles per year located on the Real Property.

“Premises” shall mean the Real Property, Improvements, Utilities, Equipment, Fixtures, Plant and Rail Spur together with all buildings, structures, improvements, fixtures and annexations constructed on or added to the Real Property.

“Principal” shall mean the sum of Eighty-Seven Million Eight Hundred Seventy-Four Thousand Five Hundred Forty-Seven and 39/100 Dollars ($87,874,547.39), which has been fully disbursed by Lender and is evidenced by the Note.

“Principal Balance” shall mean the from time to time amount of Principal remaining unpaid under the Loan.

“Products” shall mean Ethanol, WDGS, DDGS, CO2, if produced, and any other co-product or by-product produced in connection with the production of Ethanol at the Project and all whole and processed grains handled by Borrower (or by any third party grain operator on behalf of Borrower).

“Project” shall mean the Real Property, Plant, the Water Rights, plant facilities, infrastructure, Intellectual Property, Intellectual Property Rights, machinery, Equipment, Inventory, vehicles, Goods, intangibles, Accounts, Instruments, revenues, Documents, Major Project Documents, management contracts, ethanol and distillers marketing contracts, grains marketing contracts, grain origination contracts, risk management contracts, transportation contracts, spur line and railroad access agreements, energy contracts, Permits, operating permits and licenses located at, originating from or used by the Plant in the production of fuel grade Ethanol.

“Project Documents” shall mean the agreements and documents to which Borrower is or becomes a party during the term of the Loan, relating to the development, engineering, design, ownership, construction and operation of the Project, including Major Project Documents, all agreements relating to the Site, all agreements relating to the supply of water, natural gas, corn and electricity to the Project, all other agreements relating to the operations and maintenance of the Project.

“Quarterly Excess Cash Flow” with respect to any Calendar Quarter, means the Excess Cash Flow for such Calendar Quarter.

“Rail Access Agreement” shall mean the Industry Track Agreement originally between the BNSF Railway Company and Millennium dated May 25, 2006, providing for access of unit trains from the Project to the Class I Mainline tracks of the BNSF Railway Company.

“Rail Agreements” shall mean any agreements with rail companies to provide rights to access and/or use railroad tracks in connection with the Plant, including without limitation the following agreements and agreements ancillary thereto, provided all such agreements and amendments thereto must be pre-approved by Lender in writing:

	•	Rail Access Agreement
	•	Rail Lease

2.

“Rail Car Leases” shall mean any and all leases between Borrower and any Rail Car Lessor pursuant to which Borrower leases rail cars or other rail road rolling stock to be used in connection with the operation of the Plant, including without limitation (i) the Railroad Car Lease Agreement, dated June 24, 2009 originally between Trinity Industries Leasing Company (“Trinity”) and Seller, as amended by Rider One (1) to Railroad Car Lease Agreement, dated June 24, 2009 originally between Trinity and Seller, as further amended by Rider Two (2) to Railroad Car Lease Agreement, dated July 13, 2009 originally between Trinity and Seller; and (ii) the GATX Rail Car Service Contract, dated July 1, 2009, originally between GATX Corporation and Seller (Contract No. 9431), as amended by Amendment No. 1 to Contract No. 9431, dated July 1, 2009, originally between GATX Corporation and Seller, as further amended by Rider No. 1 to Car Service Contract No. 9431, dated July 1, 2009, originally between GATX Corporation and Seller; provided all such agreements and amendments thereto must be pre-approved by Lender in writing.

“Rail Car Lessor” shall mean any company leasing rail cars, locomotives or other rail road rolling stock to Borrower.

“Rail Car Lessor’s Consent” shall mean that certain consent being delivered by the Rail Car Lessor to Lender in a form prescribed by and approved by Lender.

“Rail Lease” shall mean the Lease of Land For Construction/Rehabilitation of Track originally between Millennium and BNSF Railway Company dated May 25, 2006 permitting the Borrower to occupy the leased premises for the performance of certain activities related to the Rail Spur.

“Rail Spur” shall mean the connection between the Industry Track and the Class I Mainline Tracks of the BNSF Railway Company.

“Real Property” shall mean all the tracts or parcels of real property lying and being in the County of Turner, State of South Dakota, all as more fully described in Exhibit A attached hereto and made a part hereof, together with all the estates and rights in and to the real property and in and to lands lying in streets, alleys and roads adjoining the real property and all buildings, structures, improvements, fixtures and annexations, access rights, easements, rights of way or use, servitudes, licenses, tenements, hereditaments and appurtenances now or hereafter belonging or pertaining to the real property; together with all Water Rights (whether riparian, appropriative or otherwise whether or not appurtenant) now or hereafter relating to or used in connection with the real property.

“Reportable Event” shall mean a reportable event (as defined in Section 4043 of ERISA), other than an event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the Pension Benefit Guaranty Corporation.

“Required Financial Reports” or “Financial Reports” shall mean those financial reports required pursuant to the Section entitled Required Financial Reports.

“Required Insurance” or “Insurance” shall mean those policies of insurance required pursuant to the Article entitled Required Insurance.

“Reserves” shall mean those reserves required pursuant to the Article entitled Required Reserves to be held by the Lender in reserve and to be applied by the Lender to the category for which the Reserve is established.

“Resolution Amount” shall have the meaning ascribed to it in the LOC Agreement.

“Revolving Note” shall mean the Revolving Promissory Note in favor of Lender in a maximum principal amount of Twenty Million and 00/100 Dollars ($20,000,000.00), as the same may be amended, restated, assigned, modified, extended, renewed, replaced and/or substituted in the future.

“Risk Management Agreement” shall mean any and all agreements providing for risk management services for grain procurement and byproduct marketing, provided all such agreements and amendments thereto must be pre-approved by Lender in writing.

“Rolling Stock” shall mean those vehicles, rail cars, yard vehicles and self-propelled equipment owned by Borrower and used in the operations of the Plant.

“Sale Documents” shall mean the documents required by the Asset Purchase Agreement to consummate the sale of assets thereunder.

“SDENR” shall mean the South Dakota Department of Environment and Natural Resources.

“Seller” shall have the meaning given in the preliminary recitals herein.

“Service Agreements” shall mean all rights and interests of Borrower in and under any and all service contracts and other agreements relating to the servicing, operation, maintenance, and repair of the Project or the buildings and improvements thereon (the “Service Agreements”).

“Service Provider’s Consent” shall mean a document in the form and content attached as Exhibit C.

“Soil Stabilization Requirements” shall mean the requirements imposed by the SDENR to complete the requirements set out in that certain Surface Water Discharge Permit No. SD0028380, Construction Storm Water Discharge Permit No. SDR10D739, and Industrial Storm Water Discharge Permit No. SDR00B429.

“Solvent” shall mean as to any Person, such Person (a) owns Property whose Fair Salable Value is greater than the amount required to pay all of its debts (including contingent, subordinated, unmatured and unliquidated liabilities); (b) owns Property whose present Fair Salable Value (as defined below) is greater than the probable total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of such Person as they become absolute and matured; (c) is able to pay all of its debts as they mature; (d) has capital that is not unreasonably small for its business and is sufficient to carry on its business and transactions and all business and transactions in which it is about to engage; (e) is not “insolvent” within the meaning of Section 101(32) of the Bankruptcy Code; and (f) has not incurred (by way of assumption or otherwise) any obligations or liabilities (contingent or otherwise) under any Loan Documents, or made any conveyance in connection therewith, with actual intent to hinder, delay or defraud either present or future creditors of such Person or any of its Affiliates. “Fair Salable Value” shall mean the amount that could be obtained for assets within a reasonable time, either through collection or through sale under ordinary selling conditions by a capable and diligent seller to an interested buyer who is willing (but under no compulsion) to purchase.

“Specifications” shall mean the written technical descriptions of materials, equipment, system, standards, and workmanship specially prepared for construction work and certain administrative details applicable thereto.

“Start-Up and Testing Phase” shall have the meaning ascribed to it in the Asset Purchase Agreement.

“Subcontractor” shall mean a person, firm or corporation and all of his or its employees who has a Construction Contract or engagement with a Contractor to perform any of the Work, including a Supplier, and anyone supplying equipment or any other item required in connection with the Work as well as anyone involved with the Work at the instance or request of the Subcontractor (sub-tiers).

“Suppliers” shall mean those persons or entities supplying Materials to the Project.

“Tax Escrows” shall mean amounts to be deposited on a monthly basis into an escrow account maintained with the Lender in an amount equal to the estimated annual Impositions.

“Tax Distribution” or “Tax Distributions” shall mean quarterly Distributions to Members for the purpose of paying the quarterly estimated federal and state income tax payments required to be made by each Member of Borrower based upon the operations of the Borrower and the resulting federal and state tax liability of such Member attributable to Borrower’s operations in the assumed amount of 35%.

“Title” shall mean Chicago Title Insurance Company, the title insurer issuing the mortgagee’s title insurance policy through its agent Commercial Partners Title, LLC.

“Title Policy” shall mean an extended coverage ALTA Mortgagee’s Policy of Title Insurance issued by Title (Form 1970 or Form 1992 Revised 10-23-92 with the exclusion for creditors rights and arbitration requirements deleted) and containing such endorsements as Lender may require and setting forth as exceptions to title those exceptions as may be approved by Lender.

“Transfer” shall mean any sale, grant, pledge, assignment, mortgage, encumbrance, security interest, consensual lien, hypothecation, lease, transfer or divesture or otherwise of an interest in the Premises.

“Turner County” shall mean Turner County, South Dakota.

“UCC” shall mean the Uniform Commercial Code as the same may, from time to time, be in effect in the State of South Dakota, provided, however, in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of the Secured Party’s security interest in any collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of South Dakota, the term shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.

“U.S. Bio” shall mean U.S. Bio Marion, LLC, a South Dakota limited liability company.

“USEPA” shall mean the United States Environmental Protection Agency.

“Utility Agreements” shall mean one or more of the Electrical Supply Agreement, Natural Gas Supply Agreements or Water Supply Agreements as the case may be.

“Utility Providers” shall mean those regulated providers of specific utility services to the Project, i.e. natural gas, water, electricity and other power and energy suppliers.

“Utilities” shall mean and include private and public utility lines of any type or nature, including wires, pipes, conduits, cables, fiber optics, and ducts for utility systems used for domestic cold and hot water, sanitary sewer, storm sewer, chilled water, condenser water, heating hot water, steam, steam condensate, natural gas, control compressed air, conditioned and non-conditioned air, ventilation and exhaust air, electricity, security, fire alarm, emergency communications, systems control and automation, video monitoring, telephone, television, other telecommunications systems, and other mechanical, electrical, and related life safety systems.

“Warrant” shall mean the warrant issued by Borrower in the form attached as Exhibit C to the LOC Agreement.

“Water Facilities” shall mean all mains, service laterals, storage tanks, piping, valves, manholes, wells and appurtenances for the furnishing, transmission, storage and disposal of potable water to the Project.

“Water Rights” shall mean all water rights, contract rights for the supply of potable and process water, irrigation rights, ditch and ditch rights, reservoir and reservoir rights, stock or interest in water, irrigation or ditch companies owned by the Borrower or accruing to the Project.

“Water Supply Agreements” shall mean those agreements with Utility Providers to provide the Water Supply System to the Plant including but not limited to the following agreements, provided all such agreements and amendments thereto must be pre-approved by Lender in writing:

• Application for Transfer of Water Service dated as of December 26, 2007, originally between US Bio Marion, LLC and TM Rural Water District
•

Water Use Agreement dated as of June 14, 2006 originally between TM Rural Water District and Millennium, as amended by Addendum and Consent to Assignment originally between TM Rural Water District and Seller dated May 13, 2009

• Water Treatment Plant Financing Agreement dated June 14, 2006 originally between TM Rural Water District and Millennium

“Water Supply Provider” shall mean TM Rural Water District, the entity providing the water to the Project.

“Water Supply System” shall mean all Water Facilities, including the pumping stations and pipelines, pursuant to which water is transferred from the Utility Providers’ main pipe lines and piped to the Plant for use in the Plant and which Borrower shall purchase under the Water Supply Agreements.

“WDGS” shall mean wet distiller’s grain solubles, which may or may not be a product of the Project.

“Work” shall mean and include all design, engineering, labor, supervision, materials, fixtures, special facilities, built-ins, equipment, tools, supplies, and related inspections, and other property and services necessary to timely and properly produce all work and completed construction required or reasonably inferable from the Construction Contracts.

“Working Capital” shall mean funds that are used in the day-to-day operation of the business of the Project, including, without limitation, amounts sufficient for the maintenance of change and petty cash funds, amounts deposited in operating bank accounts, receivables, amounts deposited in payroll accounts, prepaid expenses and funds required to maintain inventories, less accounts payable and accrued current liabilities.

          1.2 Accounting Terms. Any accounting terms used in this Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder shall be computed, unless otherwise specifically provided herein, in accordance with GAAP consistently applied. That certain terms or computations are explicitly modified by the phrase “in accordance with GAAP” shall in no way be construed to limit the foregoing.

          1.3 Common Words. The words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole, including the Exhibits and Schedules hereto, as the same may from time to time be amended, modified or supplemented and not to any particular section, subsection or clause contained in this Agreement.

          1.4 Context. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter.

2.
THE LOAN

          2.1 Loan. As of the Closing Date, the Loan has been fully advanced. Advances made to Borrower to date equal the Loan Amount.

          2.2 Interest Rate. The Loan will bear interest during its term at the following rates of interest:

(a)	Pay Rate. During the term of the Loan at a fluctuating per annum interest rate equal to 300 Basis Points plus LIBOR as it adjusts on each Interest Adjustment Date.

(b)

Default Rate. If an Event of Default occurs, then, at the option of the Lender, during the entire period during which such Event of Default shall occur and be continuing, interest shall be payable on the Principal Balance remaining on the Loan at a per annum rate of interest equal to the lesser of (i) the maximum lawful rate of interest permitted to be paid on the Loan at issue or (ii) 800 Basis Points plus LIBOR as it adjusts from time to time (“Default Rate”) whether or not the

Lender has exercised its option to accelerate the maturity of the Loan and declare the entire Principal Balance of the Loan due and payable.

          2.3 Calculation of Interest. Interest shall be calculated on the basis of a 360 day year and will be payable on a 30/360 day basis.

          2.4 Late Charge. In the event that any payment required under the Note is not paid when due, the Borrower agrees to pay a late charge of $.04 per $1.00 of unpaid payment to defray the costs of the Lender incident to collecting such late payment. This late charge shall apply individually to all payments past due and there will be no daily pro rata adjustment. This provision shall not be deemed to excuse a late payment or be deemed a waiver of any other rights the Lender may have including the right to declare the entire unpaid principal and interest immediately due and payable.

          2.5 Payment of Loan. The Loan shall be payable as follows:

(a)

Interest-only Payments. From the Closing Date through the last day of the 24th calendar month thereafter, Borrower shall make payments on the first day of each month in the amount of accrued interest. Borrower shall be entitled to a credit against payments due hereunder in an amount equal to the draw on the LOC used by Borrower to fund Initial Repair Costs up to a maximum amount of One Million and 00/100 Dollars ($1,000,000.00).

(b)

Amortized Payments. Commencing on the first day of the 25th calendar month after the Closing Date and on the first day of each month thereafter, Borrower shall make monthly amortized payments of principal and interest sufficient to amortize the remaining unpaid principal balance at the Pay Rate as it may adjust from time to time based on an amortization schedule of fifteen (15) years.

(c)	Maturity Date. On the Maturity Date the entire unpaid balance plus accrued interest shall be due and payable in full.

          2.6 Voluntary Prepayment. The Loan may be prepaid on sixty (60) days notice in multiples of not less than $500,000.00 accompanied by accrued interest.

          2.7 Involuntary Prepayment. At the option of the Lender the entire unpaid principal balance together with accrued interest shall be due and payable in the event of an insured casualty or condemnation by public authority of the Project.

          2.8 Mandatory Prepayments.

(a)	Mandatory Prepayments and Application of Excess Cash Flow.

(i)

Commencing on the first Adjustment Date following the Closing Date and continuing on each Adjustment Date thereafter until and including the earlier of the Final Make-Up Payment Adjustment Date and the Overadvance Adjustment Date, Quarterly Excess Cash Flow for the Calendar Quarter just ended will be paid or applied as follows:

	A.	an amount equal to 25% of such Quarterly Excess Cash Flow will be paid to the Lender for application to the Obligations;

	B.	up to 15% of such Quarterly Excess Cash Flow may be paid to Make-Up Sellers as Make-Up Payments;

	C.	an amount equal to 40% of such Quarterly Excess Cash Flow will be paid to the LOC Lender to reduce and pay down the Overadvance Amount; and

	D.	an amount equal to 20% of such Quarterly Excess Cash Flow may be retained by the Borrower.

(ii)

Commencing on the first Adjustment Date following the Final Make-Up Payment Adjustment Date and continuing on each Adjustment Date thereafter, the portion of Quarterly Excess Cash Flow previously to be paid to Make-Up Sellers for Make-Up Payments pursuant to Section 2.8(a)(i)(B) shall be paid to the Lender for application to the Obligations. In the event in any Calendar Quarter that the amount of Make-Up Payments to be paid to Make-Up Sellers is less than 15% of the Quarterly Excess Cash Flow for such Calendar Quarter, the difference between 15% of such Quarterly Excess Cash Flow and the Make-Up Payments to be paid to Make-Up Sellers for that Calendar Quarter will be paid to the Lender for application to the Obligations.

(iii)

Commencing on the first Adjustment Date following the Overadvance Adjustment Date and continuing on each Adjustment Date thereafter, the portion of Quarterly Excess Cash Flow previously to be paid to the LOC Lender pursuant to Section 2.8(a)(i)(C) shall be paid to the Lender for application to the Obligations. In the event in any Calendar Quarter that the amount of the then remaining Overadvance Amount is less than 40% of the Quarterly Excess Cash Flow for such Calendar Quarter, the difference between 40% of such Quarterly Excess Cash Flow and the then outstanding Overadvance Amount will be paid to the Lender for application to the Obligations.

(iv)

Commencing on the first Adjustment Date following the last to occur of the Final Make-Up Payment Adjustment Date and the Overadvance Adjustment Date and continuing on each Adjustment Date thereafter, Quarterly Excess Cash Flow for the Calendar Quarter just ended shall be paid or applied as follows:

	A.	an amount equal to 80% of such Quarterly Excess Cash Flow will paid to the Lender for application to the Obligations; and

	B.	an amount equal to 20% of such Quarterly Excess Cash Flow may be retained by the Borrower.

b.

Mandatory Prepayments of Investment Cash. The Borrower shall pay to the Lender for application to the Obligations all amounts of Investment Cash up to $3,000,000 that, pursuant to the terms of the LOC Agreement, are required to be paid to the Lender which Investment Cash shall be paid to the Lender on the date received by the Borrower.

          2.9 Application of Payments. Any payments received by the Lender shall be applied (i) to any costs of collection, (ii) to Late Charges, (iii) to Interest, (iv) to Principal Balance and (v) if any Advance has been made by the Lender under the terms of this Agreement or any Loan Documents to repay such Advances plus interest thereon, all in such order and priority as the Lender shall determine. Upon an Event of Default any monies received shall, at the option and direction of the Lender, be applied to any sums due hereunder and any Loan Documents in such order and priority as the Lender shall determine. All payments made by the Borrower hereunder or under any of the Loan Documents shall be made without setoff, counterclaim, or other defense.

          2.10 Time of Essence. Time is of the essence. No delay or omission on the part of the Lender in exercising any right hereunder shall operate as a waiver of such right or of any other remedy under this Agreement or any Loan Documents. A waiver on any one occasion shall not be construed as a bar to or waiver of any such right or remedy on a future occasion.

          2.11 Costs of Collection. The Borrower agrees to pay the costs of collection including reasonable attorney’s fees and costs incurred, all other costs and fees incurred in litigation, mediation, bankruptcy and administrative proceedings and all appeals therefrom and all other costs and expenses incurred in the collection of the amounts due under this Agreement.

          2.12 Waiver of Presentment, Etc. Presentment for payment, protest and notice of non-payment are waived. Consent is given to any extension or alteration of the time or terms of payment hereof, any renewal, any release of any part or all of the security given for the payment hereof, any acceptance of additional security of any kind, and any release of, or resort to any party liable for payment hereof. To the extent permitted by law all rights and benefits of any statute of limitations, and any moratorium, reinstatement, marshalling, forbearance, valuation, stay, extension, redemption, appraisement, exemption and homestead laws are waived.

          2.13 Savings Clause. It is expressly stipulated and agreed to be the intent of Borrower and Lender at all times to comply with applicable state law or applicable United States federal law (to the extent that it permits Lender to contract for, charge, take, reserve, or receive a greater amount of interest than permitted under state law) and that this section shall control every other covenant and agreement in this Agreement and any other Loan Documents delivered in connection herewith. If the applicable law is ever judicially interpreted so as to render usurious any amount called for under this Agreement or under any other Loan Documents, or contracted for, charged, taken, reserved, or received with respect to the indebtedness evidenced by this Agreement (“Indebtedness”), or if Lender’s exercise of the option to accelerate the maturity of this Agreement, or if any prepayment by Borrower results in Borrower having paid any interest in excess of that permitted by applicable law, then it is Borrower’s and Lender’s express intent that all excess amounts theretofore collected by Lender shall be credited on the Principal Balance (or, if the Principal Balance has been or would thereby be paid in full, refunded to Borrower), and the provisions of this Agreement and the other Loan Documents shall immediately be deemed reformed and the amounts thereafter collectible hereunder and thereunder reduced, without the necessity of the execution of any new documents, so as to comply with the applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder or thereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the Indebtedness shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Indebtedness until payment in full so that the rate or amount of interest on account of the Indebtedness does not exceed the maximum lawful rate from time to time in effect and applicable to the Indebtedness for so long as the Indebtedness is outstanding. Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, it is not the intention of Lender to accelerate the maturity of any interest that has not accrued at the time of such acceleration or to collect unearned interest at the time of such acceleration.

          2.14 All Advances to Constitute Single Obligation. The Advances shall constitute one general obligation of the Borrower, and shall be secured by Lender’s priority security interest in and lien upon all of the Collateral and by all other security interests, liens, claims and encumbrances heretofore, now or at any time or times hereafter granted by the Borrower to Lender.

          2.15 Note. The Advances shall be evidenced by the Note. At the time of any Advance hereunder, a notation thereof shall be made on the books and records of the Lender. Borrower acknowledges and agrees that as of the date of this Agreement, Principal in an amount equal to the entire Loan Amount has been fully advanced by Lender. All amounts recorded by Lender shall be, absent manifest error, conclusive and binding evidence of (i) the Principal amount of the Advances hereunder, (ii) any accrued and unpaid interest owing on the Advances, and (iii) all amounts repaid on the Advances. The failure to record any such amount or any error in recording such amounts shall not, however, limit or otherwise affect the obligations of the Borrower under the Note to repay the Principal amount of the Advances, together with all interest accruing thereon.

          2.16 Amount of Advances. In no event shall the Lender be obligated to advance more than the Loan Amount.

          2.17 Loan Fee. The Borrower agrees to pay to the Lender the Loan Fee which shall be paid in the following installments: a) $439,375 payable on the Closing Date (“Initial Loan Fee”); and b) the sum of $219,687.50 paid in 24 equally monthly installments of $9,153.65 each commencing on the first of day of the month following the date in which the Closing Date occurs and continuing on the first day of each month thereafter until the Lender has received the sum of $219,687.50.

3.
RESERVES

          3.1 FF&E Reserve. Commencing on the first day of the month following the Closing Date, the monthly sum of $50,000.00 shall be funded into an interest-bearing reserve account in Lender’s name (said interest to be for the account of Borrower) the proceeds of which are to be available for Capital Expenditures in the replacement of machinery and equipment in the Project.

          3.2 Tax Escrows. Borrower shall deposit with the Lender, or at Lender’s request, with its servicing agent, on the first day of each and every month as a deposit to pay Impositions accruing against the Project:

(a)	Initially a sum such that the amounts to be deposited pursuant to (b) next and such initial sum shall equal the estimated Impositions for the next due payment; and

(b)	Thereafter, monthly an amount equal to one-twelfth (1/12th) of the estimated annual Taxes due on the Premises.

Lender will, upon the presentation to the Lender by the Borrower of the bills therefor, pay the Taxes from such deposits or will upon presentation of receipted bills therefor, reimburse the Borrower for such payments made by the Borrower. In the event the deposits on hand shall not be sufficient to pay all of the estimated Impositions when the same shall become due from time to time, or the prior deposits shall be less than the currently estimated monthly amounts, then the Borrower shall pay to the Lender on demand any amount necessary to make up the deficiency. The excess of any such deposits shall be credited to subsequent payments to be made for such items. If an Event of Default shall occur, the Lender may, at its option, without being required so to do, apply any deposits on hand to the prepayment of the Principal Balance of the Loan, in such order and manner as the Lender may elect. When the Loan has been fully paid any remaining deposits shall be returned to the Borrower as its interest may appear. All deposits are hereby pledged as additional security for the Loan, shall be held for the purposes for which made as herein provided, may be held by Lender or its servicing agent and may be commingled with other funds of the Lender, or its servicing agent, shall be held in an interest bearing account of Lender’s choice and shall not be subject to the decision or control of the Borrower. Neither Lender nor its servicing agent shall be liable for any act or omission made or taken in good faith. In making any payments, Lender or its servicing agent may rely on any statement, bill or estimate procured from or issued by the payee without inquiry into the validity or accuracy of the same. If the taxes shown in the tax statement shall be levied on property more extensive than the Premises, then the amounts escrowed shall be based on the entire tax bill and Borrower shall have no right to require an apportionment and Lender or its servicing agent may pay the entire tax bill notwithstanding that such taxes pertain in part to other property and the Lender shall be under no duty to seek a tax division or apportionment of the tax bill.

4.
SECURITY INTEREST

          4.1 Grant of Security Interest. To secure the prompt payment and performance of the Loan and the Obligations of the Borrower hereunder the Borrower hereby grants a continuing security interest in and lien upon all assets of Borrower, including all of the following Collateral, whether now owned or hereafter acquired, and wherever located:

(i)	all Accounts;

(ii)	all Chattel Paper;

(iii)	all Commercial Tort Claims;

(iv)	the Collection Account;

(v)	the Operating Account;

(vi)	the FF&E Reserve;

(vii)	the Tax Escrows;

(viii)	all Fixtures;

(ix)	all Deposit Accounts;

(x)	all Documents;

(xi)	all Equipment;

(xii)	all General Intangibles;

(xiii)	all Goods;

(xiv)	all Instruments;

(xv)	all Intellectual Property;

(xvi)	all Intellectual Property Rights;

(xvii)	all Inventory;

(xviii)	all Investment Property;

(xix)	all Letter-of-Credit Rights;

(xx)	all Supporting Obligations

(xxi)	Premises;

(xxii)	Plant;

(xxiii)	all monies, whether or not in the possession or under the control of Lender, or a bailee of Lender, including any Cash Collateral;

(xxiv)

all accessions to, substitutions for, and all replacements, products, and cash and non-cash proceeds of the foregoing, including proceeds of and unearned premiums with respect to insurance policies, and claims against any Person for loss, damage or destruction of any Collateral; and

(xxv)	all books and records (including customer lists, files, correspondence, tapes, computer programs, print-outs and computer records) pertaining to the foregoing.

          4.2 Lien on Deposit Accounts; Cash Collateral.

(a)

Deposit Accounts. To further secure the prompt payment of the Loan and performance of all obligations hereunder, Borrower hereby grants to Lender a continuing security interest in and lien upon all of such Borrower’s right, title and interest in and to each Deposit Account of Borrower and any deposits or other sums at any time credited to any such Deposit Account, including any sums in any blocked accounts or in any accounts into which such sums are swept. Lender’s security interest under this Section 4.2(a) shall be subordinate to the security interest of the LOC Lender in all such Deposit Accounts, excepting the Tax Escrows and FF&E Reserve. Lender shall have a first priority security interest in the Tax Escrows and FF&E Reserve. Prior to the occurrence of an Event of Default, Borrower shall direct each bank or other depository to deliver to the account of Borrower, on a daily basis, all balances in each Deposit Account maintained by Borrower with such depository. At all times after the occurrence of an Event of Default, the Lender may direct each bank or other depository to deliver to Lender, on a daily basis, for application to the Obligations then outstanding, all available balances in each Deposit Account maintained by Borrower with such depository. Borrower irrevocably appoints, at all times after the occurrence of an Event of Default, Lender as Borrower’s attorney in fact to collect such balances to the extent any such delivery is not so made. Borrower waives the right at all times after the occurrence of an Event of Default to direct the application of any payments or Collateral proceeds, and agrees that Lender shall have the continuing, exclusive right to apply and reapply same against the Obligations, in such manner as Lender deems advisable.

(b)

Certain After-Acquired Collateral. Borrower shall promptly notify Lender in writing if, after the Closing Date, Borrower obtains any interest in any Collateral consisting of Deposit Accounts, Chattel Paper, Documents, Instruments, Intellectual Property, Investment Property or Letter-of-Credit Rights and, upon Lender’s request, shall promptly execute such documents and take such actions as Lender deems appropriate to effect Lender’s duly perfected lien upon such Collateral and to establish and perfect the priority provided therein pursuant to this Agreement, including obtaining any appropriate possession, control agreement or lien waivers. If any Collateral is in the possession of a third party, at Lender’s request, Borrower shall obtain an acknowledgment that such third party holds the Collateral for the benefit of Lender. All of Borrower’s funds including but not limited to proceeds of Accounts, the Borrower’s share of Excess Cash Flow and any equity investments in the Borrower including but not limited to Investment Cash and Borrower Equity will be deposited and maintained in a Deposit Account subject to a Control Agreement in favor of the Lender.

4.3 Administration of Inventory.

(a)

Records and Reports of Inventory. Borrower shall keep accurate and complete records of its Inventory, including costs and daily withdrawals and additions, and shall submit to Lender inventory reports in form reasonably satisfactory to Lender, on such periodic basis as Lender may request. Borrower shall conduct a physical inventory at least once per calendar year (and on a more frequent basis if requested by Lender when an Event of Default exists) and periodic cycle counts consistent with historical practices, and shall provide to Lender a report based on each such inventory and count promptly upon completion thereof, together with such supporting information as Lender may request. Lender may participate in and observe each inventory or physical count.

(b)

Records and Schedules of Equipment. Borrower shall keep accurate and complete records of its Equipment, including kind, quality, quantity, cost, acquisitions and dispositions thereof, and shall submit to Lender, on such periodic basis as Lender may request, a current schedule thereof, in form satisfactory to Lender. Promptly upon request, Borrower shall deliver to Lender evidence of its ownership or interests in any Equipment.

(c)

Dispositions of Equipment. Borrower shall not sell, lease or otherwise dispose of any Equipment, without the prior written consent of Lender, other than replacement of Equipment that is worn, damaged or obsolete with Equipment of like function and value, if the replacement Equipment is acquired substantially contemporaneously with such disposition and is free of Liens.

          4.4 Business Purpose. Any Collateral installed in or used in the Premises are to be used by the Borrower solely for Borrower’s business purposes and such Collateral will be kept on the Premises and will not be removed therefrom without the consent of the Lender and may be affixed to such buildings but will not be affixed to any other real estate excepting in the case of Inventory those Goods which are securely stored off site with a bailee or supplier with appropriate collateral access agreements/warehouse receipts issued in the Borrower’s name with scheduled insurance against loss, theft or damage and for which title rests in Borrower free of Liens and claims.

          4.5 Remedies Not Cumulative. The exercise of any one or more of the remedies provided for under the UCC shall not be construed as a waiver of any of the other rights of the Lender including having any Collateral deemed part of the realty upon any foreclosure thereof. If notice to any party of the intended disposition of the Collateral is required by law in a particular instance, such notice shall be deemed commercially reasonable if given at least ten (10) days prior to such intended disposition and may be given by advertisement in a newspaper accepted for legal publications either separately or as part of a notice given to foreclose the real property or may be given by private notice if such parties are known to Lender. Neither the grant of a security interest pursuant to this Agreement nor the filing of a financing statement pursuant to the UCC shall ever impair the stated intention of this Agreement that all Collateral at all times and for all purposes and in all proceedings both legal or equitable shall be regarded as part of the real property mortgaged under the Mortgage irrespective of whether such item is physically attached to the real property or any such item is referred to or reflected in a financing statement. Borrower will on demand deliver all financing statements that may from time to time be required by Lender to establish, perfect and continue the priority of Lender’s security interest in the Collateral and shall pay all expenses incurred by Lender in connection with the renewal, continuation or extensions of any financing statements executed in connection with the Premises; and shall give advance written notice of any proposed change in Borrower’s name, identity or structure and will execute and deliver to Lender prior to or concurrently with such change all additional financing statements that Lender may require to establish and perfect the priority of Lender’s security interest.

          4.6 Notification of Account Debtors and Other Obligors. Upon an Event of Default the Lender may at any time notify any Account Debtor or other person obligated to pay the amount due that such right to payment has been assigned or transferred to the Lender for security and shall be paid directly to the Lender. The Borrower will join in giving such notice if the Lender so requests. At any time after the Borrower or the Lender gives such notice to an Account Debtor or other obligor, the Lender may, but need not, in the Lender’s name or in the Borrower’s name, demand, sue for, collect or receive any money or property at any time payable or receivable on account of, or securing, any such right to payment, or grant any extension to, make any compromise or settlement with or otherwise agree to waive, modify, amend or change the obligations (including collateral obligations) of any such Account Debtor or other obligor.

          4.7 Assignment of Insurance. As additional security for the payment and performance of the Loan, the Borrower hereby assigns to the Lender any and all monies (including proceeds of insurance and refunds of unearned premiums) due or to become due under, and all other rights of the Borrower with respect to, any and all policies of insurance now or at any time hereafter covering the Collateral or any evidence thereof or any business records or valuable papers pertaining thereto, and the Borrower hereby directs the issuer of any such policy to pay all such monies directly to the Lender. At any time the Lender may (but need not), in the Lender’s name or in the Borrower’s name, execute and deliver proof of claim, receive all such monies, endorse checks and other instruments representing payment of such monies, and adjust, litigate, compromise or release any claim against the issuer of any such policy.

          4.8 License. Without limiting the generality of any other Loan Document, the Borrower hereby grants to the Lender a non-exclusive, worldwide and royalty-free license to use or otherwise exploit all Intellectual Property Rights of the Borrower for the purpose of: (a) producing Ethanol, DDGS and CO2 from the Plant and (b) selling, leasing or otherwise disposing of any or all Collateral.

          4.9 Financing Statements. The Borrower authorizes the Lender to file from time to time where permitted by law, such financing statements against collateral described as “all assets” or describing specific items of collateral including commercial tort claims as the Lender deems necessary or useful to perfect the Security Interest. Specifically, Borrower hereby authorizes the filing of the UCC-3s listing Borrower as “Debtor” and Lender as “Secured Party” dated of even date herewith pertaining to Initial Filing No. 20061880810032. A carbon, photographic, or other reproduction of this Agreement or of any financing statements signed by the Borrower is sufficient as a financing statement and may be filed as a financing statement in any state to perfect the security interests granted hereby. For this purpose, the following information is set forth:

Name and address of Debtor:

NuGen Energy, LLC
27283 – 447th Avenue
Marion, SD 57043

Name and address of Secured Party:

Dougherty Funding LLC
Suite 4300
90 South Seventh Street
Minneapolis, MN 55402

          4.10 Collateral. This Agreement does not contemplate a sale of Accounts, Contract Rights or Chattel Paper, and, as provided by law, the Borrower is entitled to any surplus and shall remain liable for any deficiency. The Lender’s duty of care with respect to Collateral in its possession (as imposed by law) shall be deemed fulfilled if it exercises reasonable care in physically keeping such Collateral, or in the case of Collateral in the custody or possession of a bailee or other third person, exercises reasonable care in the selection of the bailee or other third person, and the Lender need not otherwise preserve, protect, insure or care for any Collateral. The Lender shall not be obligated to preserve any rights the Borrower may have against prior parties, to realize on the Collateral at all or in any particular manner or order or to apply any cash proceeds of the Collateral in any particular order of application. The Lender has no obligation to clean-up or otherwise prepare the Collateral for sale. The Borrower waives any right it may have to require the Lender to pursue any third person for any of the Obligations.

5.
INSURANCE AND BONDS

          5.1 Insurance. Borrower shall obtain and shall continuously maintain thereafter, the following Required Insurance in forms of coverage and with insurers/sureties acceptable to Lender:

(a)	Property/Casualty. Insurance providing the following coverages:

(i)

All risk/open perils special form property insurance with extended coverages including any building contents, sprinkler coverage, Contingent Operations of Building Laws/Ordinance or Law Endorsement (including demolition cost, loss to undamaged portions of any buildings and increased cost of construction) with limits of 100% replacement cost;

(ii)

Insurance against loss or damage from i) leakage of sprinkler systems and ii) explosion of steam boilers, ethanol production equipment, high pressure piping, machinery and equipment, pressure vessels or similar apparatus now or hereafter installed in any improvements on the Premises and including broad form boiler and machinery insurance (without exclusion for explosion) covering all boilers or other pressure vessels, machinery and equipment (including electrical equipment, sprinkler systems, heating and air conditioning equipment, refrigeration equipment and piping) located in, on or about the Premises and any improvements thereon in an amount at least equal to the full replacement cost of such equipment and the building or buildings housing the same;

(iii)

Flood insurance if any part of the Premises now (or subsequently determined to be) is located in an area identified by the Federal Emergency Management Agency as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968 (and amendment or successor act thereto);

	(iv)	Blanket Business Income insurance written on an Agreed Amount Valuation equal to (i) the greater of 12 months loss of income or (ii) $25,000,000.00; and

(v)

“All Risks” coverage for personal property of Borrower, including coverage for raw material and Inventory including loss to stored Ethanol, DDGS and WDDGS and other raw material at replacement cost valuation. In addition, coverage is to be provided for the property of others for which Borrower is responsible for full replacement cost valuation without depreciation.

(b)

Owner’s GCL Liability. Owner’s Commercial General Liability Insurance including blanket contractual liability, employees as additional insured, completed operations – products liability, contingent liability operations, operations of subcontractors, property damage liability including broad form property damage, personal injury liability, comprehensive automobile liability insurance applicable to any owned, non-owned or hired vehicle and with the deletion of any exclusion pertaining to explosion, collapse and underground property damage hazards, and with the following limits of coverage:

	(i)	$1,000,000.00 Bodily Injury and/or Property Damage for each occurrence and $2,000,000.00 general aggregate.

	(ii)	bb. $1,000,000.00 combined single limit Automobile Liability for each occurrence.

	(iii)	cc. $500,000.00 but not less than statutory minimums Worker’s Compensation Coverage.

(c)	Employee Benefit Liability. Employee Benefit Liability Coverage with the following limits of coverage:

	(i)	$500,000.00 Employee’s Benefit Liability - each claim.

	(ii)	bb. $500,000.00 Employee’s Benefit Liability – Aggregate.

(d)	Combination Crime. Combination Crime coverage for employee dishonesty.

	(i)	$500,000.00 Loss of Money, Securities and Other Property.

	(ii)	$500,000.00 Forgery, Alteration of Checks, Drafts, Note.

	(iii)	$500,000.00 Computer Fraud resulting in loss of money.

(e)	Excess Liability in Umbrella Form. Excess Liability/Umbrella Coverage with respect to the CGL Coverage and Automobile Liability Coverage with the following limits of coverage:

	(i)	$5,000,000.00 for Bodily Injury and Property Damage - Each Occurrence.

	(ii)	$5,000,000.00 for Bodily Injury and Property Damage – Aggregate.

(f)	Construction. During the period of any construction activity on the Premises, Borrower shall maintain the following insurance coverage:

(i)

Builder’s Risk Insurance - Builder’s Risk Insurance covering all risk of direct physical loss or damage including but not limited to flood and earth movement written on a completed value basis, non-reporting form, to cover the loss of or damage to property incident to any construction activity, naming Borrower, each Contractor and Subcontractors of all tiers as co-insureds. Such Builder’s Risk Insurance shall insure Lender, Borrower, Borrower’s Engineer, the Lender, the Lender’s Independent Engineer, each Contractor and Subcontractors of all tiers, against physical loss of or damage to the construction work and to all Equipment and other tangible materials and property incorporated or to be incorporated into the Plant on an all-risk/replacement value basis. The Builder’s Risk Insurance shall also cover on an all-risk basis, at not less than replacement value, all Equipment not at the Plant Site and in transit. Prior to any Work being conducted on the Premises, Borrower shall provide Lender with a copy of the Builder’s Risk Insurance policy with a mortgagee loss payee waiving subrogation and providing that such Builder’s Risk Insurance shall not be cancelled or materially changed without thirty (30) days’ written notice to Lender.

(ii)

Contractor’s Liability. Contractor’s Commercial General Liability Insurance including blanket contractual liability, employees as additional insured, completed operations – products liability, contingent liability operations, operations of subcontractors, property damage liability including broad form property damage, personal injury liability, comprehensive automobile liability insurance applicable to any owned, non-owned or hired vehicle and with the deletion of any exclusion pertaining to explosion, collapse and underground property damage hazards, and with the following limits of coverage:

		A.	$2,000,000.00 general aggregate - Bodily Injury and/or Property Damage for each occurrence.
		B.	$2,000,000.00 general aggregate - Products and Completed Operations Aggregate for each occurrence.
		C.	$1,000,000.00 combined single limit - Automobile Liability for each occurrence.
		D.	$1,000,000.00 but not less than statutory minimums - Worker’s Compensation Coverage.

	(iii)	Excess Liability in Umbrella Form. Excess Liability/Umbrella Coverage with respect to the CGL Coverage and Automobile Liability Coverage with the following limits of coverage:

		A.	$5,000,000.00 General Aggregate
		B.	$5,000,000.00 Products/Completed Operations Aggregate
		C.	$5,000,000.00 Each Occurrence

(g)

Other Coverages. Such other or additional insurance (as to risks covered, policy amounts, policy provisions or otherwise) as, under prudent ethanol production practices, are from time to time insured against for property and facilities similar in nature, use and location to the Project which the Lender may reasonably require and which is obtainable at commercially reasonable rates

(h)	Environmental Insurance. Pollution Legal Liability Insurance with the following limits of coverage:

		A.	$10,000,000 Incident
		B.	$10,000,000 Aggregate.

Such policies shall include pollution and contamination coverage for bodily injury and property damage arising from the ownership, operation, transportation, handling, storage, disposal, dumping, processing and treatment of waste and will provide for control, monitoring, remediation and clean up costs due to seepage, pollution, contamination of environmental liabilities of any kind whether on land or water. Time Element Pollution Coverage is also to be provided.

          5.2 Performance and Payment Bonds. Prior to any Work being conducted on the Premises, Borrower shall provide a performance bond and payment bond each in the full amount of the Construction Contract, fully paid for and in form and content acceptable to Lender and written by a surety acceptable to Lender and naming the Lender as a dual oblige under an acceptable dual obligee rider with evidence of payment in full of the premium for the bond furnished to Lender.

          5.3 Insurance Policy Requirements. Maximum deductible on all coverages and policies shall be no greater than $100,000.00. The insurance carrier must be rated A, Class X, or better, by Best’s Rating Service. Such insurance policies shall be written on forms and with insurance companies satisfactory to Lender, with the exception of Professional Liability Coverage, shall be written on an “occurrence basis,” shall be in amounts sufficient to prevent the Borrower from becoming a co-insurer of any loss thereunder, shall insure the Lender as a first mortgagee under a standard mortgagee clause and shall name Lender as an “additional insured” on all required liability coverages and policies. The Borrower shall, within thirty (30) days prior to the expiration of any such policy, deliver other original policies of the insurer evidencing the renewal of such insurance together with evidence of the payment of current premiums therefor. Any vacancy, change of title, tenant occupancy or use, physical damage, additional improvements or other factors affecting any insurance contract must be reported to the Lender immediately. An original or certified copy of each policy is required upon renewal. If no such copy is available, Lender will accept a binder for a period not to exceed ninety (90) days. All binders, certificates of insurance, and original or certified copies of policies must name Borrower as a named insured, or as an additional insured, must include the complete and accurate property address and must bear the original signature of the issuing insurance agent.

          5.4 Waiver of Subrogation. All Required Insurance will provide for waivers of subrogation in favor of Borrower and the Lender, will not be cancelable without at least sixty (60) days’ prior written notice to Lender (except for 10 days’ notice for non-payment of premium), and all third party liability policies will name Borrower and the Lender as additional insureds (except in the case of worker’s compensation insurance). Insurance protecting Project assets and revenues (property, equipment, business interruption, etc.) will name the Lender as the first loss payee/mortgagee. All liability insurance maintained by any Contractor will provide a severability of interest or cross-liability clause and will be primary and not excess to or contributing with any insurance or self-insurance maintained by Borrower or the Lender.

          5.5 Annual Certificates. On each anniversary of the Closing Date, Borrower will furnish to Lender evidence of insurance, in the form of binders, cover notes or certificates of insurance evidencing all coverages in place and certify (A) that all premiums are paid or current to date and (B) that Borrower is in compliance with all provisions in this Agreement relating to Required Insurance. Borrower will provide the Lender with copies of all insurance policies and certificates and other information that the Lender may reasonably request in writing with respect to the Required Insurance or the providers thereof and, without any requirement of request by the Lender, will provide the Lender with copies of all replacement policies within 15 days of receipt of such policies by Borrower.

          5.6 Collection of Proceeds. Borrower shall give the Lender prompt notice of any damage to or destruction of the Premises and in case of any covered loss, the Lender is hereby authorized at its option to settle and adjust any claim arising out of such coverage and collect and receipt for the proceeds payable therefrom (“Proceeds”), provided, that the Borrower may itself adjust and collect for any losses payable under an insurance policy and arising out of a single occurrence aggregating not in excess of Five Hundred Thousand and 00/100 Dollars ($500,000.00). Any expense incurred by the Lender in the adjustment and collection of Proceeds (including the cost of any independent appraisal of the loss or damage on behalf of Lender) shall be reimbursed to the Lender first out of any Proceeds. Borrower shall cooperate with Lender in obtaining for Lender the benefits of any coverage or other Proceeds payable to it and shall pay all reasonable expenses of Lender in participating in any loss adjustments (including the payment by Borrower of the expense of an independent appraisal on behalf of Lender, if reasonably necessary to facilitate adjustment of a loss).

          5.7 Self-Help. In the event the Borrower fails to provide the Lender with evidence of the insurance coverage required by this Section or at any time hereafter shall fail to obtain or maintain any of the policies of insurance required above, or to pay any premium in whole or in part relating thereto, then the Lender, without waiving or releasing any obligation or default by the Borrower hereunder, may at any time (but shall be under no obligation to so act), obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto, which the Lender deems advisable. This insurance coverage (a) may, but need not, protect the Borrower’s interests in such property, including, but not limited to, the Collateral, and (b) may not pay any claim made by, or against, the Borrower in connection with such property, including, but not limited to, the Collateral. The Borrower may later cancel any such insurance purchased by the Lender, but only after providing the Lender with evidence that the Borrower has obtained the insurance coverage required by this Section. If the Lender purchases insurance for the Collateral, the Borrower will be responsible for the costs of that insurance, including interest and any other charges that may be imposed with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance may be added to the principal amount of the Loan owing hereunder. The costs of the insurance may be more than the cost of the insurance the Borrower may be able to obtain on its own.

          5.8 Lender to Make Proceeds Available Under Certain Circumstances. In the event of an insured casualty to the Project which results in a destruction of not more than twenty-five percent (25%) of the Project (“Casualty”) and provided no Event of Default shall have occurred which has not been cured to Lender’s satisfaction, the Lender agrees to make the insurance proceeds payable from such event, as the case may be (“Proceeds”), available to the reconstruction and restoration of the Project (“Restoration”) under the following conditions:

(a)

The Project can be restored to a functioning ethanol production Project capable of producing to the minimum performance criteria and the same value after Restoration (as determined by an appraisal acceptable to Lender) as that prior to the Casualty.

(b)	The projected ratio of Debt Service to Net Income after Restoration is at least equal to that which existed immediately prior to the Casualty.

(c)

The Proceeds are sufficient to complete such Restoration or the Borrower deposits with Lender in cash prior to commencing Restoration the difference between the approved cost of Restoration and the Proceeds.

(d)

Lender shall be provided with (i) complete Plan Documents for the Restoration prepared by a licensed architect in the jurisdiction where the Project is situated which shall be acceptable to Lender in the exercise of its reasonable business judgment; (ii) a project budget itemizing the total cost to be incurred in completing the Restoration; (iii) a fixed cost contract at an agreed stipulated sum with an acceptable contractor agreeing to furnish all Work necessary to complete the Restoration; (iv) a sworn construction statement of the Contractor at issue with schedule of values attached itemizing the work to be done by line item, subcontractor or materialman and dollar value of the line item on AIA Form G701 or equivalent; and (v) assignments of the architect’s and contractor’s contracts to Lender together with their consent to assignment to the Lender.

(e)

Requests for disbursement of Proceeds shall be made not more frequently than once a month pursuant to AIA Form G702/703 for Restoration work completed and in place and in accordance with prudent construction lending requirements including (i) a retainage by Lender from each disbursement of ten (10%) percent of the disbursement requested, (ii) itemized draw requests approved by the Design Professional and an inspector acceptable to Lender and (iii) unconditional Mechanics Lien Waivers for the work done. At Lender’s election the Proceeds shall be disbursed through the title insurer having issued the Lender’s Title Policy who shall act as disbursing agent under an acceptable disbursing arrangement which among other things shall require a downdate endorsement through each disbursement downdating coverage on the Lender’s Title Policy to date of disbursement with no additional exceptions including Mechanics Liens.

(f)	The Proceeds shall be held by Lender in an interest-bearing account of its choice.

(g)

No Event of Default shall exist at the time of each disbursement. If such Event of Default exists, then at the election of the Lender the Proceeds may be applied to the prepayment of the Loan, in Lender’s sole discretion.

(h)

The Borrower shall pay any actual expenses Lender incurs including attorney’s fees, fees of any other professionals retained including its inspecting architect/engineer, any escrow expenses and any costs and expenses for title insurance and Title’s disbursement charges.

(i)

The Business Interruption insurance policy remains in full force and effect and the insurer is making payments sufficient to pay (aa) all Debt Service, (bb) Taxes, (cc) payroll expenses, and (dd) extra expenses incurred.

(j)

Any Restoration must in the opinion of Lender’s retained Inspecting Engineer be susceptible of being completed within six (6) months prior to the Maturity Date and Lender is presented with a Construction Contract with completion date of not later than said date.

Any surplus which may remain after payment of all costs of Restoration or repair may at the option of the Lender be applied on account of the Principal Balance of the Loan then most remotely to be paid, whether due or not, without application of any prepayment premium or shall be returned to Borrower as its interest may appear, the choice of application to be solely at the discretion of Lender.

6.
CONDEMNATION

          6.1 Condemnation. Borrower shall give the Lender prompt notice of any actual or threatened condemnation or eminent domain proceedings affecting the Premises and hereby assigns, transfers, and sets over to the Lender the entire proceeds of any award or claim for damages or settlement in lieu thereof for all or any part of the Premises taken or damaged under such eminent domain or condemnation proceedings, the Lender being hereby authorized to intervene in any such action and to collect and receive from the condemning authorities and give proper receipts and acquittances for such proceeds. Borrower will not enter into any agreements with the condemning authority permitting or consenting to the taking of the Premises or agreeing to a settlement unless prior written consent of Lender is obtained. Any expenses incurred by the Lender in intervening in such action or collecting such proceeds, including reasonable attorney’s fees, shall be reimbursed to the Lender first out of the proceeds. The proceeds or any part thereof shall be applied upon or in reduction of the Loan then most remotely to be paid, whether due or not, without the application of any prepayment premium, or to the restoration or repair of the Premises, the choice of application to be solely at the discretion of Lender.

          6.2 Disbursement of Condemnation Proceeds. Any restoration or repair shall be done under the supervision of an architect acceptable to Lender and pursuant to plans and specifications approved by the Lender. In any case where Lender may elect to apply the proceeds to repair or restoration or permit the Borrower to so apply the proceeds they shall be held by Lender in an interest bearing account of its choice for such purposes and will from time to time be disbursed by Lender to defray the costs of such restoration or repair under the same procedures as use of casualty insurance provides for Restoration. Borrower shall on demand deposit with Lender any sums necessary to make up any deficits between the actual cost of the Work and the proceeds and provide such Mechanics Lien Waivers and completion bonds as Lender may reasonably require. Any surplus which may remain after payment of all costs of restoration or repair may at the option of the Lender be applied on account of the Loan then most remotely to be paid, whether due or not, without application of any prepayment premium or shall be returned to Borrower as its interest may appear, the choice of application to be solely at the discretion of Lender.

7.
REPRESENTATIONS AND WARRANTIES OF THE BORROWER

          7.1 Validity of Loan Documents. The Loan Documents grant to Lender a valid and enforceable first lien and security interest in the Project.

          7.2 Priority of Lien on Equipment. No chattel mortgage, bill of sale, security agreement, financing statement, or other title retention agreement (except those executed in favor of Lender or to the extent permitted under this Agreement, in favor of LOC Lender) has or will be executed with respect to any Equipment used in conjunction with the operation or maintenance of the improvements.

          7.3 Conflicting Transactions of Borrower. The consummation of the transactions hereby contemplated and the performance of the obligations of Borrower under and by virtue of the Loan Documents will not result in any breach of, or constitute a default under the

Organizational Documents, any mortgage, lease, bank loan or credit agreement, or other instrument to which Borrower is a party or by which it may be bound or affected.

          7.4 Legal Status of Borrower. Borrower is a duly organized limited liability company validly existing and in good standing under the laws of the State of South Dakota and has all power, authority, permits, consents, authorizations and licenses necessary to carry on its business, to equip, own and operate the Project and to execute, deliver and perform this Agreement and the other Loan Documents to which Borrower is a party; all consents required of the ownership of Borrower necessary to authorize the execution, delivery and performance of this Agreement and of the other Loan Documents which have been or are to be executed by and on behalf of Borrower have been duly adopted and are in full force and effect; and this Agreement and such other Loan Documents have been duly authorized, executed and delivered by and on behalf of Borrower and are the valid and binding obligations of Borrower, enforceable in accordance with their respective terms.

          7.5 Pending Litigation. There are no actions, suits or proceedings pending, or to the knowledge of Borrower threatened, against or affecting it, or the Premises, or involving the validity or enforceability of any of the Loan Documents or the priority of the lien thereof, at law or in equity, or before or by any Governmental Authority, except actions, suits and proceedings which are fully covered by insurance or which, if adversely determined would not substantially impair the ability of Borrower to perform each and every one of its obligations under and by virtue of the Loan Documents; and to the Borrower’s knowledge the Borrower is not in default with respect to any order, writ, injunction, decree or demand of any court or any governmental authority.

          7.6 Violations of Governmental Law, Ordinances or Regulations. Excepting the Soil Stabilization Requirements, which requirements Borrower will comply with within a reasonable period of time as agreed upon by the SDENR, Borrower has no knowledge of any violations or notices of violations of any federal or state law or municipal ordinance or order or requirement of the State in which the Premises are located or any municipal department or other governmental authority having jurisdiction affecting the Premises, which violations in any way relate to or affect the Premises.

          7.7 Compliance with Zoning Ordinances, Regulatory Approvals, Governmental Requirements. The Premises and the use of the Premises comply with all Governmental Requirements, Regulatory Approvals, Archeological Conditions, Environmental Laws, equal employment regulations, any private covenants affecting the Project, and appropriate supervising boards of fire underwriters and similar agencies.

          7.8 Availability of Utilities. All utility services necessary for the operation of the Plant including natural gas, electricity, water supply, waste water discharge, energy and communications facilities are available at the Premises at standard utility rates and hook-up charges.

          7.9 Permits. All Permits required for the maintenance and operation of the Project have been issued and paid for excepting those permits set forth on the attached Schedule 7.9, which permits have been applied for, are paid for, and are in the process of being issued, and

Borrower will ensure such permits on the attached Schedule 7.9 will be issued within sixty (60) days from the Closing Date.

          7.10 Operating Agreements. All Operating Agreements have been executed and are in full force and effect; provided, however, that the Operating Agreements set forth on the attached (i) Exhibit E remain subject to consent of the other party thereto and (ii) Exhibit G will be entered into within the time period set forth on such exhibit.

          7.11 Condition of Premises. The Premises are not now damaged or injured as a result of any fire, explosion, accident, flood or other casualty, or subject to any condemnation action or exercise of eminent domain by a Governmental Authority.

          7.12 Construction Contract(s). During any period of construction activity, Borrower will permit no default to exist under any Construction Contract when issued and the Borrower will perform its obligations under each Construction Contract when issued and cause the Contractor to perform its obligations thereunder. Borrower will cause each Contractor to promptly furnish Lender with the complete list of all Sub-contractors or entities which the Contractor proposes to engage to furnish Labor and/or Materials and will from time to time furnish Lender with true copies of all Construction Contract(s).

          7.13 Brokerage Commissions. Borrower may have independently engaged the services of a financial advisor (“Financial Advisor”) to obtain the Loan. Borrower agrees to pay the fees and expenses of the Financial Advisor and shall indemnify Lender from any liability, claims or losses arising by reason of the Financial Advisor or any other broker claiming a fee or commission due in connection with the Loan. This provision shall survive the repayment of the Loan and shall continue in full force and effect so long as the possibility of such liability, claims or losses exists. The Operating Plan and Budget accurately sets forth all amounts due such engaged Financial Advisors and Borrower represents and warrants to the Lender that no other brokerage commissions are due in connection with the transaction contemplated hereby.

          7.14 Prior Work. No construction work by or on behalf of the Borrower has been commenced or will be commenced prior to the Closing Date and recording of the Loan Documents unless approved by Title under a “prior start agreement” under which the first lien status of the Mortgage is specifically insured over Mechanics Liens. Except for construction work commenced under such “prior start agreement”, no work or construction has been commenced or will be commenced by or on behalf of Borrower on the Premises, nor has Borrower entered into any contracts or agreements for such work or construction which could result in the imposition of a Mechanics Lien on the Premises or the Project or constitute a “first item of work” to which any subsequent work on the Project may “tack” or which may result in the assertion or perfection of a Lien prior to or on parity with the lien of the Mortgage.

          7.15 Environmental Impact Statement. All required environmental impact statements as required by any Governmental Authority have been duly filed and approved.

          7.16 Access. The Premises directly front on a publicly maintained road or street and have legal access to the same through governmentally approved curb cut permits. No access permits are required.

          7.17 Hazardous Representations. The Borrower represents that, to the best of its knowledge following due inquiry as a duly diligent property owner, except as disclosed on Schedule 7.17, (i) the Premises has been, now is and will in the future be free from contamination by Hazardous Substances excepting (A) immaterial quantities of Hazardous Substances leaked or spilled inadvertently from the operation of the Plant and which are reported in accordance with all Environmental Laws and remediated in accordance with Environmental Laws and (B) immaterial quantities of substances customarily and prudently used in the operation, cleaning and maintenance of the Premises in accordance with any applicable law), (ii) no release of any such Hazardous Substance has occurred on or about the Premises or into adjoining lands or the environment, (iii) that the Premises currently complies, and will comply based on its current and anticipated use, with all current Environmental Laws, (iv) that, in connection with the ownership, operation, and use of the Premises, all necessary notices have been filed and all required permits, licenses and other authorizations have been obtained, including those relating to the generation, treatment, storage, disposal or use of Hazardous Substances, (v) that there is not presently at this time any non-remediated past or threatened investigation, inquiry or proceeding relating to the environmental condition of, or to the discharge of Hazardous Substances or violation of Environmental Laws on from or about the Premises, and (vi) there are not to the best of Borrower’s knowledge any underground storage tanks currently existing or to the extent such underground storage tanks are existing they are registered under the required Environmental Laws and do not contain any leakages, and (vii) Borrower has not received nor does it have any knowledge of any summons, citation, directive, letter or other communication, written or oral, from any local, state or federal governmental agency concerning (A) the existence of Hazardous Substances on the Premises or in the immediate vicinity, (B) the transportation, releasing, spilling, leaking, pumping, pouring, emitting, emptying, or dumping of Hazardous Substances onto the Premises or from the Premises into the environment, waters or adjacent lands or (C) violation of Environmental Laws.

          7.18 Flood Plain. The Premises are not located in a 100 Year Flood Plain as depicted on any FIRM Maps or as determined by the Federal Emergency Management Agency (“FEMA”).

          7.19 Status of Borrower. Neither Borrower nor any controlling interest in Borrower (if an entity) is insolvent (as such term is defined in Section 101(32) of the Bankruptcy Code, as amended) and will not be rendered insolvent (as such term is defined in Section 101(32) of the Bankruptcy Code, as amended) by execution of this Agreement, the Note or any other Loan Documents or consummation of the transactions contemplated thereby.

          7.20 Licensing. To the best knowledge of Borrower, ICM holds valid professional licenses as required for performing its duties.

          7.21 Purchase of Materials Under Conditional Sales Contract. No Materials, Equipment, or any other part of the Improvements, or articles of Materials or Equipment to be placed in the Project, have been or will be purchased or installed under any security agreement, title retention agreement or other arrangements wherein the seller reserves or purports to reserve the right to remove or to repossess any such items or to consider them personal property after their incorporation in the Project unless authorized by Lender in writing.

          7.22 Office of Foreign Asset Control. Borrower represents and warrants that neither Borrower or any of its respective Affiliates is a Prohibited Person and Borrower and all of its respective Affiliates are in full compliance with all applicable orders, rules, regulations and recommendations of The Office of Foreign Assets Control of the U.S. Department of the Treasury. At all times throughout the term of the Loan, Borrower and all of its respective Affiliates shall: (i) not be a Prohibited Person (defined below); and (ii) be in full compliance with all applicable orders, rules, regulations and recommendations of The Office of Foreign Assets Control (“OFAC”) of the U.S. Department of the Treasury.

          The term “Prohibited Person” shall mean any person or entity:

(i)

listed in the Annex to, or otherwise subject to the provisions of, the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (the “Executive Order”);

(ii)	that is owned or controlled by, or acting for or on behalf of, any person or entity that is listed to the Annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii)	with whom Lender is prohibited from dealing or otherwise engaging in any transaction by any terrorism or money laundering law, including the Executive Order;

(iv)	who commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order;

(v)

that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, www.ustreas.gov/offices/enforcement/ofac, or at any replacement website or other replacement official publication of such list; or

(vi)	who is an Affiliate of or affiliated with a person or entity listed above; or

(vii)	who is a “disregarded entity” as defined in IRS Regulation 1.1445-2(b)(2)(iii) and whose owner falls within any of subsections (i) through (vi) above.

          The term “Affiliate,” as used in this section 7.22, shall mean as to any person or entity, any other person or entity that, directly or indirectly, is in control of, is controlled by or is under common control with such person or entity or is a director or officer of such person or entity or of an Affiliate of such person or entity. As used herein, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of management, policies or activities of a person or entity, whether through ownership of voting securities, by contract or otherwise.

7.23	Intellectual Property Rights.

(a)

Owned Intellectual Property. Attached as Exhibit D-1 is a complete list of all patents, applications for patents, trademarks, applications for trademarks, service marks, applications for service marks, mask works, trade dress and copyrights for which the Borrower is the registered owner (the “Owned Intellectual Property”). Except as disclosed on Exhibit D-1, (i) the Borrower owns the Owned Intellectual Property free and clear of all restrictions (including covenants not to sue a third party), court orders, injunctions, decrees, writs or Liens, whether by written agreement or otherwise, (ii) no Person other than the Borrower owns or has been granted any right in the Owned Intellectual Property, (iii) all Owned Intellectual Property is valid, subsisting and enforceable and (iv) the Borrower has taken all commercially reasonable action necessary to maintain and protect the Owned Intellectual Property.

(b)

Intellectual Property Rights Licensed from Others. Exhibit D-2 also contains a complete list of all agreements under which the Borrower has licensed Intellectual Property Rights from another Person (“Licensed Intellectual Property”) other than readily available, non-negotiated licenses of computer software and other intellectual property used solely for performing accounting, word processing and similar administrative tasks (“Off-the-shelf Software”) and a summary of any ongoing payments the Borrower is obligated to make with respect thereto. Except as disclosed on Exhibit D-2 and in written agreements copies of which have been given to the Lender, the Borrower’s licenses to use the Licensed Intellectual Property are free and clear of all restrictions, Liens, court orders, injunctions, decrees, or writs, whether by written agreement or otherwise. Except as disclosed on Exhibit D-2, the Borrower is not obligated or under any liability whatsoever to make any payments of a material nature by way of royalties, fees or otherwise to any owner of, licensor of, or other claimant to, any Intellectual Property Rights.

(c)

Other Intellectual Property Needed for Business. The Owned Intellectual Property and the Licensed Intellectual Property constitute all Intellectual Property Rights used or necessary to conduct the Borrower’s business as it is presently conducted or as the Borrower reasonably foresees conducting it.

(d)

Infringement. The Borrower has no knowledge of, and has not received any written claim or notice alleging, any infringement of another Person’s Intellectual Property Rights (including any written claim that the Borrower must license or refrain from using the Intellectual Property Rights of any third party) nor, to the Borrower’s knowledge, is there any threatened claim or any reasonable basis for any such claim.

          7.24 Electrical Supply Agreements. The Electrical Supply Agreements are in full force and effect and no default exists thereunder and the Borrower will perform its obligations thereunder and will cause the Utility Provider to perform its obligations thereunder. All obligations on the part of the Utility Provider under the Electrical Supply Agreement have been fully complied with.

          7.25 Water Supply Agreements. The Water Supply Agreements are in full force and effect and no default exists thereunder and the Borrower will perform its obligations thereunder and will cause the Utility Provider to perform its obligations thereunder. All obligations on the part of the Utility Provider under the Water Supply Agreement have been fully complied with.

          7.26 Natural Gas Supply Agreements. The Natural Gas Supply Agreements are in full force and effect and no default exists thereunder and the Borrower will perform its obligations thereunder and cause the Utility Providers to perform their respective obligations thereunder. All obligations on the part of the Utility Providers under the Natural Gas Supply Agreements have been fully complied with.

          7.27 Project Documents. The Project Documents are in full force and effect and no default exists thereunder; provided, however, that the Project Documents set forth on the attached (i) Exhibit E remain subject to consent of the other party thereto and (ii) Exhibit G will be entered into within the time period set forth on such exhibit. The Borrower will perform its obligations under the Project Documents and will cause the other party to perform its obligations thereunder. The Project Documents include all agreements required for the ownership and operation of the Project, and such Project Documents conform in all material respects with the requirements necessary to maintain and operate the Project and are sufficient to permit the Project to operate in a manner that will not violate the Approvals or the Project’s normal operating parameters.

          7.28 Approvals. Excepting those Approvals subject to those requirements imposed by SDENR to complete the requirements set out in that certain Surface Water Discharge Permit No. SD0028380, Construction Storm Water Discharge Permit No. SDR10D739, and Industrial Storm Water Discharge Permit No. SDR00B429, which requirements Borrower shall comply with within a reasonable period of time as agreed upon by the SDENR, all Approvals necessary for the operation of the Project and the performance by Borrower and the other parties of all of their obligations under the Project Documents have been obtained, and all obtained Approvals are in full force and effect, not subject to any onerous or unusual condition and are satisfactory to the Lender in its sole discretion.

          7.29 Major Project Documents. The Major Project Documents have been duly and validly executed and delivered by the parties thereto, are in full force and effect and have not been amended, modified, supplemented or terminated; provided, however, that the Major Project Documents set forth on the attached Exhibit E remain subject to consent of the other party thereto. The copies of all Major Project Documents provided to the Lender by Borrower are true, correct and complete. Borrower has or will have other enforceable agreements or other satisfactory arrangements that ensure the availability, on commercially reasonable terms, of all feedstock, utilities, transportation, facilities, infrastructure, interconnections, materials and services necessary for the ownership, operation and maintenance of the Project.

          7.30 Project Budget. As of the Closing Date, the Operating Plan and Budget prepared by Christianson & Associates, PLLP (i) has been prepared with due care, (ii) is complete in all material respects and fairly presents Borrower’s good faith expectations as at the date of such document as to the matters covered thereby and (iii) is based on reasonable assumptions as to the factual and legal matters material to the estimates therein. The Operating Plan and Budget accurately specifies and describes all material Project expenses.

          7.31 Not a Regulated Entity. Borrower is not (a) an “investment company” or a “person directly or indirectly controlled by or acting on behalf of an investment company” within the meaning of the Investment Company Act of 1940; (b) a “holding company,” a “subsidiary company” of a “holding company,” or an “affiliate” of either, within the meaning of the Public Utility Holding Company Act of 1935; or (c) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any public utilities code or any other Applicable Law regarding its authority to incur Debt.

          7.32 Margin Stock. Borrower is not engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No Loan proceeds or Letters of Credit will be used by Obligors to purchase or carry, or to reduce or refinance any Debt incurred to purchase or carry, any Margin Stock or for any related purpose governed by Regulations T, U or X of the Board of Governors.

          7.33 Plan Assets. Borrower is not an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. §2510.3-101 of any “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA or any “plan” (within the meaning of Section 4975 of the Internal Revenue Code), and neither the execution of this Agreement nor the funding of the Loan gives rise to a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Internal Revenue Code.

          7.34 Rail Lease. That the Rail Car Leases will be duly executed and delivered and in full force and effect with no default existing thereunder, and all fees required to be paid under the Rail Car Lease will be paid in full with the exception of fees of an ongoing nature which commence upon completion of the Project. The Borrower represents and warrants (a) Borrower will be the absolute owner of the Rail Car Leases with full right and title to assign the Rail Car Leases to Lender; (b) that there will be no outstanding assignments or pledges of the same; (c) that there will be no existing defaults under the provisions of the Rail Car Leases on the part of any party to the Rail Car Leases; and (d) that all obligations on the part of the Borrower under the Rail Car Leases will be fully complied with. All commissions due any Broker for procuring the Rail Car Leases shall be paid in full.

8.
COVENANTS OF BORROWER

          8.1 Site. Borrower holds marketable fee simple title to the Premises subject only to the Permitted Exceptions and shall execute and deliver or cause to be executed and delivered such instruments as may be required by the Lender and Title to provide Lender with a valid first lien on and security interest in the Premises subject only to the Permitted Exceptions.

          8.2 Contest of Impositions, Liens and Levies. Borrower shall keep the Premises free from any Lien and upon the assertion of a claim of Lien or the filing of a Lien against the Premises, the Borrower shall cause the same to be immediately discharged and removed, provided Borrower shall not be required to pay, discharge or remove any Lien so long as the Borrower shall in good faith contest the same or the validity thereof by appropriate legal proceedings which shall operate to prevent the collection of the Lien so contested and the sale of the Premises, or any part thereof, to satisfy the same and the existence of any such Lien shall not delay or hinder any construction being undertaken and provided that the Borrower shall have given such reasonable security as may be demanded by the Lender and Title to protect the Premises, and the Lender’s interest therein, if any such Lien is determined adverse to such interests. The Borrower shall promptly after final determination of the validity of any such Lien, pay the amount adjudicated due together with all interest and penalties which may be payable in connection therewith. Notwithstanding these provisions Borrower shall (and if Borrower shall fail so to do, Lender, may but shall not be required to) pay any such Lien notwithstanding such contest if in the reasonable opinion of the Lender, the Premises shall be in jeopardy or in danger of being forfeited or foreclosed or any construction being undertaken is delayed or hindered.

          8.3 Title Insurance. On the Closing Date, Borrower shall furnish Lender with a fully paid Title Policy written in the full Loan Amount in form and substance satisfactory to Lender and written by Title insuring the Premises are marketable, insuring fee simple title to the Premises vested in Borrower, free from exceptions for Mechanics Liens, naming Lender as an insured and insuring that the Mortgage is a valid first lien in the full amount of the Loan subject only to the Permitted Exceptions. The policy may not contain a so-called “Pending Disbursement” Endorsement.

          8.4 Loan Documents. On the Closing Date the Borrower shall have executed all Loan Documents and shall cause the same to be delivered to Lender.

          8.5 Other Documents. Borrower shall furnish the Lender with copies of such other documents, instruments or materials as may be reasonably required by Lender, if any.

          8.6 Restrictions on Transfer. Borrower may not effect or permit a Transfer.

          8.7 Purpose of Loan. The loan represents the Borrower’s obligation to the sum of Eighty-Seven Million Eight Hundred Seventy-Four Thousand Five Hundred Forty-Seven and 39/100 Dollars ($87,874,547.39) to be used as partial consideration for the acquisition of the assets under the Asset Purchase Agreement.

          8.8 Expenses. Borrower shall pay all costs of closing the Loan and all reasonable expenses of Lender with respect thereto, including, but not limited to, fees and expenses of Lender’s counsel and all other attorney’s fees (including fees and costs incurred in connection with disbursement, administration, collection, or closing of the Loan, fees and costs of Lender’s Inspecting Engineer, costs of title insurance, transfer taxes, license and permit fees, recording expenses, surveys, intangible taxes, appraisal fees, expenses of collection and foreclosure, including reasonable attorney’s fees incurred in a bankruptcy proceeding) and similar items. The Borrower agrees to pay any and all documentary stamps and/or intangible taxes and all interest and penalties associated therewith which may be assessed on account of the Loan. Notwithstanding the foregoing, it is expressly understood and acknowledged by the Lender and the Borrower that any amounts included in the Cash Consideration shall not also be due or payable pursuant to this Agreement and no amounts shall be paid in duplicate by the Borrower.

          8.9 Governmental Requirements. Borrower shall comply promptly with any Governmental Requirements, including Regulatory Approvals and appropriate supervising boards of fire underwriters and similar agencies and the requirements of any insurer issuing coverage on the Project.

          8.10 Right of Lender to Inspect Premises. Borrower shall permit Lender and Title and their representatives and agents to enter upon the Premises and to inspect the Project and to cooperate with Lender, Title, and their representatives and agents during such inspections; provided, however, that this provision shall not be deemed to impose upon Lender or Title any duty or obligation whatsoever to undertake such inspections, to correct any defects in the Project or to notify any person with respect thereto. Notwithstanding the foregoing, Borrower shall be responsible for making inspections as to the Project. Borrower will hold Lender and Title harmless from and Lender and Title shall have no liability or obligation of any kind to Borrower, any third parties or creditors of Borrower in connection with any defective, improper or inadequate workmanship or materials brought in or related to the Premises, or any Mechanics Liens. Such inspections are solely for the purpose of Lender’s underwriting requirements and such review shall not be construed as a review of suitability, merchantability, fitness, compliance with Governmental Requirements or otherwise and may not be relied upon by Borrower or any other person or entity.

          8.11 Books and Records. Borrower shall set up and maintain accurate and complete books, accounts and records pertaining to the Project including working drawings in a manner reasonably acceptable to Lender. The Lender, Title and Inspecting Engineer shall have the right at all reasonable times to inspect, examine and copy all books and records of Borrower relating to the Project. Any such inspection is solely for the purpose of Lender’s underwriting requirements and such review shall not be construed as a review of suitability, merchantability, fitness, compliance with Governmental Requirements or otherwise and may not be relied upon by Borrower or any other person or entity.

          8.12 Additional Documents. Borrower shall furnish to Lender all instruments, documents, initial surveys, footing or foundation surveys, certificates, plans and specifications, appraisals, financial statements, title and other insurance reports and agreements and each and every other document and instrument required to be furnished by the Borrower, hereunder, all at Borrower’s expense; shall assign and deliver to Lender such documents, instruments, assignments and other writings, and to do such other acts necessary or desirable to preserve and protect the Collateral at any time securing or intended to secure the Note, as Lender may reasonably require; and shall do and execute all and such further lawful and reasonable acts, conveyances and assurances for the carrying out of the intents and purposes of this Agreement, as Lender shall reasonably require from time to time. Prior to the start of any Equipment installation, Borrower shall provide to Lender at its request copies of all plans and specifications for such Equipment installation.

          8.13 Compliance with Governmental Requirements. Borrower shall comply with all Governmental Requirements, Regulatory Agreements, and all rules, regulations, ordinances and laws bearing on the Improvements, including the requirements of any insurer issuing coverage on the Project and the requirements of any supervising boards of fire underwriters or similar agencies.

          8.14 Opinions of Counsel. Borrower shall furnish such opinions of counsel as Lender may require in connection with the matters contemplated by this Agreement.

          8.15 Material Adverse Effect. Borrower will transmit to Lender, immediately upon receipt thereof, any communication which could have a material adverse affect on Lender’s security for the Loan or have a Material Adverse Effect on the Project, the financial condition of Borrower and will promptly respond fully to any inquiry of Lender made with respect thereto.

          8.16 Intentionally Omitted.

          8.17 Environmental Covenants. Borrower hereby covenants to Lender that Borrower shall (a) operate the Project in full and complete compliance with all federal, state and local laws, rules, regulations and orders with respect to the discharge, generation, removal, transportation, storage and handling of Hazardous Substances, (b) remediate any Hazardous Substances that are released, spilled, leaked, poured, emptied or otherwise released into the Premises, environment, waters or adjacent lands immediately upon discovery of same, in accordance with applicable laws, ordinances and orders of governmental authorities having jurisdiction thereof, (c) pay or cause to be paid all costs associated with such remediation; (d) prevent the migration of Hazardous Substances from or through the Premises into the environment, waters or adjacent lands; (e) keep the Premises free of any Lien imposed pursuant to any state or federal law, rule, regulation or order in connection with the existence of Hazardous Substances on the Premises; (f) not install or permit to be incorporated into any improvements in the Premises or to exist in or on the Premises any asbestos, asbestos-containing materials, urea formaldehyde insulation or any other chemical or substance which has been determined to be a hazard to health and environment; (g) not cause or permit to exist, as a result of an intentional or unintentional act or omission on the part of Borrower or any occupant of the Premises, a releasing, spilling, leaking, pumping, emitting, pouring, emptying or dumping of any Hazardous Substances onto the Premises or into the environment or waters or other lands; and (h) give all notifications and prepare all reports required by Environmental Laws or any other law with respect to Hazardous Substances existing on, released from or emitted from the Premises.

          8.18 Environmental Indemnification. The Borrower indemnifies and holds harmless the Lender, its officers, directors, employees, agents, contractors, subcontractors, licensees, invitees, successors and assigns (“Indemnified Parties”) from and against any and all claims, losses, liabilities (including without limitation strict liability), suits, obligations, fines, damages, judgments, injuries, administrative orders, consent agreements and orders, penalties, actions, causes of action, charges, costs and expenses, including without limitation attorneys’ fees and consultants’ fees (i) arising out of the inclusion in the Premises of Hazardous Substances or the presence on, the release from, the generation, manufacture, refining, treatment, storage, handling or disposal on, in or from the Premises of any Hazardous Substances, or any underground or above ground storage tanks containing Hazardous Substances and the cost of removal and remediation of the foregoing, or (ii) arising out of the transportation, discharge or removal from the Premises of any Hazardous Substance, or (iii) arising out of the inclusion in any product manufactured on the Premises of a Hazardous Substance; or (iv) arising out of the failure to perform the removal or abatement of or to institute a safe, effective and environmentally approved control plan for any Hazardous Substance or the replacement or removal of any soil, water, surface water, or ground water containing Hazardous Substance in accordance with Environmental Laws; or (v) arising out of the existence of any environmental Lien against the Premises pursuant to any Environmental Laws; or (vi) arising out of any violation or claim of violation of Environmental Laws with respect to the Premises; or (vii) arising out of any administrative proceedings and negotiations of any description with any and all persons, political subdivisions, or governmental agencies in connection with an alleged or actual violation of an

Environmental Law or presence of Hazardous Substances on the Premises; or (viii) arising out of any breach of any of the representations and covenants contained herein relating to Hazardous Substances and Environmental Laws (collectively the “Indemnified Loss”). Borrower shall bear, pay and discharge such Indemnified Loss as and when the same becomes due and payable. It is understood that Seller is not one of the Indemnified Parties for purposes of this Section 8.18.

          8.19 Updated Appraisals. Borrower agrees that the Lender shall have the right to obtain, at Borrower’s expense, an updated Appraisal of the Project from an appraiser approved by Lender at any time (a) that an Event of Default shall have occurred hereunder or (b) Lender determines that the security for the Loan has been physically or financially impaired in any material manner. In the event that Lender shall elect to obtain such an Appraisal, Lender may immediately commission an appraiser acceptable to Lender to prepare the Appraisal and Borrower shall fully cooperate with Lender and the appraiser in obtaining the necessary information to prepare such Appraisal. In the event that Borrower fails to cooperate with Lender in obtaining such an Appraisal or in the event that Borrower shall fail to pay for the cost of such Appraisal immediately upon demand, such event shall constitute an Event of Default hereunder and Lender shall be entitled to exercise all remedies available to it hereunder.

          8.20 Electrical Supply Agreements. The Borrower will perform its obligations under the Electrical Supply Agreements and cause the Utility Provider to perform its obligations thereunder. Borrower will, at its own cost and expense, perform, comply with and discharge all of the obligations of Borrower under the Electrical Supply Agreements and use all efforts to enforce or secure the performance of each obligation and undertaking of the Utility Provider under the Electrical Supply Agreements. Borrower shall permit no surrender nor assignment of the Borrower’s interest under the Electrical Supply Agreements nor execute any mortgage or create or permit a Lien which may be or become superior to the Mortgage and Loan Documents, nor permit a subordination of the Electrical Supply Agreements to any mortgage or Lien. Borrower will not modify or amend the terms of the Electrical Supply Agreements nor excuse or waive any default of the Utility Provider thereunder without the prior written consent of Lender.

          8.21 Natural Gas Supply Agreements. The Borrower will perform its obligations under the Natural Gas Supply Agreements and cause the Utility Providers to perform their obligations thereunder. Borrower will, at its own cost and expense, perform, comply with and discharge all of the obligations of Borrower under the Natural Gas Supply Agreements and use all efforts to enforce or secure the performance of each obligation and undertaking of the Utility Providers under the Natural Gas Supply Agreements. Borrower shall permit no surrender nor assignment of the Borrower’s interest under the Natural Gas Supply Agreements nor execute any mortgage or create or permit a Lien which may be or become superior to the Mortgage and Loan Documents, nor permit a subordination of the Natural Gas Supply Agreements to any mortgage or Lien. Borrower will not modify or amend the terms of the Natural Gas Supply Agreements nor excuse or waive any default of the Utility Providers thereunder without the prior written consent of Lender.

          8.22 Water Supply Agreements. The Borrower will perform its obligations under the Water Supply Agreements and cause the Utility Provider to perform its obligations thereunder. Borrower will, at its own cost and expense, perform, comply with and discharge all of the obligations of Borrower under the Water Supply Agreements and use all efforts to enforce or secure the performance of each obligation and undertaking of the Utility Provider under the

Water Supply Agreements. Borrower shall permit no surrender nor assignment of the Borrower’s interest under the Water Supply Agreements nor execute any mortgage or create or permit a Lien which may be or become superior to the Mortgage and Loan Documents, nor permit a subordination of the Water Supply Agreements to any mortgage or Lien. Borrower will not modify or amend the terms of the Water Supply Agreements nor excuse or waive any default of the Utility Provider thereunder without the prior written consent of Lender.

          8.23 LOC. The Borrower and the LOC Lender shall have executed and delivered the LOC Documents and the LOC Lender shall be obligated to disburse the LOC proceeds in accordance with the LOC Documents and the LOC Lender and Lender shall have executed and delivered the Intercreditor Agreement.

          8.24 Rail Spur. The Borrower will maintain all of its rights and interest with respect to the Rail Spur. Borrower shall permit no surrender nor assignment of the Borrower’s interest in the Rail Spur and Borrower will not modify or amend the terms of any agreement pertaining to the Rail Spur nor excuse or waive any default thereunder without the prior written consent of Lender.

          8.25 Rail Agreements. The Borrower will perform its obligations under each Rail Agreement and cause the BNSF Railway Company to perform its obligations thereunder. Borrower will, at its own cost and expense, perform, comply with and discharge all of the obligations of Borrower under the Rail Agreements and use all efforts to enforce or secure the performance of each obligation and undertaking of the BNSF Railway Company under the Rail Agreements. Borrower shall permit no surrender nor assignment of the Borrower’s interest under the Rail Agreements and Borrower will not modify or amend the terms of the Rail Agreements nor excuse or waive any default of the BNSF Railway Company thereunder without the prior written consent of Lender.

          8.26 Intellectual Property. Borrower will obtain and maintain in full force and effect all patents, trademarks, service marks, licenses, franchises, trade names, tradestyles, copyrights, technology, formulas, know-how and processes to be used in or necessary for the ownership and operation of the Project and for the current and proposed conduct of its business other than that intellectual property for which the failure to so obtain and maintain could not reasonably be expected to have a Material Adverse Effect, and in its use thereof it will obtain all required licenses and consents and not injure or infringe upon the property or rights of any Person in any material respect.

          8.27 Make-Up Payments and Other Permitted Debt Payments. Excepting Tax Distributions and excepting payments due under the Corn Agency Agreement and/or Management Agreement, Borrower shall not pay any amounts toward Make-Up Payments, nor pay any other amounts to the Central Farmers Cooperative, unless and until all of the following have occurred: (i) no Event of Default exists; (ii) Lender shall have received its mandatory prepayment under Section 2.8 for such period (i.e. Lender shall have received its appropriate proportionate share of the Excess Cash Flow); and (iii) such payment is not otherwise prohibited under the terms of the Loan Documents and/or the LOC Documents.

          8.28 Soil Stabilization Requirements. The Borrower shall timely perform all Soil Stabilization Requirements.

          8.29 Compliance with the Escrow Agreement. The Borrower shall comply with the terms and conditions of the Escrow Agreement.

          8.30 Maintenance of Letters of Credit in favor of NNG. If required by the NNG Agreement, the Borrower agrees (a) to maintain the NNG Letter of Credit in full force and effect in its current form and to obtain additional letters of credit satisfactory to NNG that may be requested by NNG from time to time to secure obligations of the Borrower arising under the NNG Agreement and (b) within thirty (30) calendar days prior to the expiration date of the NNG Letter of Credit if the NNG Letter of Credit is not renewed: (A) to obtain a letter of credit to replace the NNG Letter of Credit in a form and substance acceptable to NNG or (B) to deposit with NNG cash or other assets acceptable to NNG to secure obligations of the Borrower arising under the NNG Agreement in an amount acceptable to NNG. Notwithstanding the foregoing, the Borrower shall not be required to provide a replacement letter of credit or cash deposit if FB&T fails to renew the NNG Letter of Credit and the Borrower is not required to provide an additional or replacement letter of credit or cash deposit to NNG to secure the delivery of natural gas to the Plant.

9.
FINANCIAL COVENANTS

          9.1 Financial Information. During the term of the Loan the Borrower shall provide to Lender the following financial reports (“Required Financial Reports”):

(a)

Annual Financial Statements. As soon as available, and in any event within 120 days after the end of each calendar year of the Borrower, the Borrower will deliver, or cause to be delivered, to the Lender, the Borrower’s audited financial statements with the unqualified opinion of independent certified public accountants selected by the Borrower and reasonably acceptable to the Lender, which annual financial statements shall include the Borrower’s balance sheet as at the end of such calendar year and the related statements of the Borrower’s income, retained earnings and cash flows for the calendar year then ended, all in reasonable detail and prepared in accordance with GAAP, together with (i) copies of all management letters prepared by such accountants; (ii) a report signed by such accountants stating that in making the investigations necessary for said opinion they obtained no knowledge, except as specifically stated, of any Default or Event of Default and all relevant facts in reasonable detail to evidence, and the computations as to, whether or not the Borrower is in compliance with the Financial Covenants; and (iii) a certificate of one of the Borrower’s Authorized Officers stating that such financial statements have been prepared in accordance with GAAP, fairly represent the Borrower’s financial position and the results of its operations, and whether or not such officer has knowledge of the occurrence of any Default or Event of Default and, if so, stating in reasonable detail the facts with respect thereto.

(b)

Monthly/Quarterly Financial Statements. As soon as available and in any event within 30 days after the end of each calendar month and Calendar Quarter, the Borrower will deliver to the Lender an unaudited/internal balance sheet and statements of income and retained Cash Flow of the Borrower as at the end of and for such calendar month, for such Calendar Quarter (if such month is also the last month of a Calendar Quarter) and for the year to date period then ended, including in reasonable detail and stating in comparative form the figures for the corresponding date and periods in the previous year, all prepared in accordance with GAAP (excluding footnotes), subject to year-end audit adjustments and fairly representing the Borrower’s financial position and the results of its operations; and accompanied by a certificate of one of the Borrower’s Authorized Officers stating (i) that such financial statements have been prepared in accordance with GAAP (excluding footnotes), subject to year-end audit adjustments, (ii) whether or not such officer has knowledge of the occurrence of any Default or Event of Default not theretofore reported and remedied and, if so, stating in reasonable detail the facts with respect thereto, (iii) all relevant facts in reasonable detail to evidence, and the computations as to, whether or not the Borrower is in compliance with the Financial Covenants, and (iv) if such certificate is for a month that is also the last month of a Calendar Quarter, a statement of the Quarterly Excess Cash Flow for such Calendar Quarter.

(c)

Collateral Reports. On request within 30 days after the end of each calendar month or more frequently if the Lender so requires, the Borrower will deliver to the Lender agings of the Borrower’s accounts receivable and its accounts payable, an inventory certification report, and a calculation of the Borrower’s Accounts and Inventory as at the end of such month or shorter time period.

(d)	Operating Plan and Budget. Not later than each November 30 Borrower will submit to the Lender for approval a proposed Operating Plan and Budget for the next calendar year.

(e)

Litigation. Immediately after the commencement thereof, the Borrower will deliver to the Lender notice in writing of all litigation and of all proceedings before any governmental or regulatory agency affecting the Borrower that seek a monetary recovery against the Borrower in excess of $250,000.

(f)

Defaults. As promptly as practicable (but in any event not later than five business days) after an officer of the Borrower obtains knowledge of the occurrence of any Event of Default, the Borrower will deliver to the Lender notice of such occurrence, together with a detailed statement by a responsible Officer of the Borrower of the steps being taken by the Borrower to cure the effect thereof.

(g)

Disputes. Promptly upon knowledge thereof, the Borrower will deliver to the Lender notice of (i) any disputes or claims by the Borrower’s customers exceeding $250,000 individually or $500,000 in the aggregate during any calendar year; (ii) credit memos; and/or (iii) any goods returned to or recovered by the Borrower to the extent any such good exceeds $250,000.

(h)

Collateral. Promptly upon knowledge thereof, the Borrower will deliver to the Lender notice of any material loss of or material damage to any Collateral or of any substantial adverse change in any Collateral or the prospect of payment thereof.

(i)	Intellectual Property.

(i)

The Borrower will give the Lender 30 days prior written notice of its intent to acquire material Intellectual Property Rights; the Borrower will give the Lender 30 days prior written notice of its intent to dispose of material Intellectual Property Rights; and upon request, shall provide the Lender with copies of all applicable documents and agreements.

(ii)

Promptly upon knowledge thereof, the Borrower will deliver to the Lender notice of (A) any infringement of its Intellectual Property Rights by others, (B) claims that the Borrower is infringing another Person’s Intellectual Property Rights and (C) any threatened cancellation, termination or material limitation of its Intellectual Property Rights.

(iii) Promptly upon receipt, the Borrower will give the Lender copies of all registrations and filings with respect to its Intellectual Property Rights.

(j)

Reports to Members. Promptly upon their distribution, the Borrower will deliver to the Lender copies of all financial statements, reports and proxy statements that the Borrower shall have sent to all of its Members.

(k)	Tax Returns. If requested by Lender, Borrower will deliver to Lender copies of the state and federal tax returns and all schedules thereto for the Borrower when filed.

(l)

Violations of Law. Promptly upon knowledge thereof, the Borrower will deliver to the Lender notice of the Borrower’s violation of any law, rule, or regulation, the non-compliance with which could materially and adversely affect the Borrower’s business or its financial condition.

(m)

Other Reports. From time to time, with reasonable promptness, the Borrower will deliver to the Lender any and all receivables schedules, collection reports, deposit records, equipment schedules, copies of invoices to Account Debtors, shipment documents and delivery receipts for goods sold, and such other material, reports, records or information as the Lender may reasonably request.

(n)

Reports Required Under the LOC Documents. When due to the LOC Lender, the Borrower shall provide the Lender all information, financial statements, certificates, reports and documents that the Borrower is required to provide to the LOC Lender under the LOC Documents.

In the event Borrower fails to furnish any such Required Financial Reports within fifteen (15) days after written request to Borrower, the same shall be an Event of Default and in addition to any other remedies available to Lender, the Lender may cause an audit to be made of the respective books and records at the sole cost and expense of the Borrower. Lender also shall have the right to examine at their place of safekeeping at reasonable times all books, accounts and records relating to the operation of the Premises.

          9.2 Permitted Liens; Financing Statements.

(a)

The Borrower will not create, incur or suffer to exist any Lien upon or of any of its assets, now owned or hereafter acquired, to secure any indebtedness; excluding, however, from the operation of the foregoing, the following (collectively, “Permitted Liens”):

(i)

in the case of any of the Borrower’s property that is not Collateral, covenants, restrictions, rights, easements and minor irregularities in title that do not materially interfere with the Borrower’s business or operations as presently conducted;

	(ii)	a first priority security interest and lien in the LOC Collateral (other than the FF&E Reserve and Tax Escrows) in favor of the LOC Lender securing the LOC;

	(iii)	a subordinate security interest and lien in all other assets of the Borrower in favor of the LOC Lender securing the LOC and which shall be subject to the provisions of the Intercreditor Agreement;

	(iv)	the security interest and liens created by the Loan Documents; and

	(v)	provided that there is not an Event of Default, Mechanics Liens subject to a bona fide dispute for which the Borrower has caused a bond to be posted satisfactory to Lender.

(b)	The Borrower will not amend any Financing Statements in favor of the Lender. Any authorization by the Lender to any Person to amend financing statements in favor of the Lender shall be in writing.

(c)	Notwithstanding anything contained in this Agreement to the contrary, the Borrower will not create, incur or suffer to exist any Lien upon any of its titled vehicles and any Rolling Stock.

          9.3 Indebtedness. The Borrower will not incur, create, assume or permit to exist any indebtedness or liability on account of deposits or advances or any indebtedness for borrowed money or letters of credit issued on the Borrower’s behalf, or obligations under any Operating Lease or Capital Lease (except as permitted by Sections 9.15 and 9.23 hereafter) or any other indebtedness or liability evidenced by notes, bonds, debentures, leases or similar obligations, except:

(a)	the indebtedness arising hereunder;

(b)	the LOC of the Borrower to the LOC Lender

(c)	the Make-Up Payments to the extent permitted under this Agreement; and

(d)	the Impositions due any Governmental Authority.

          9.4 Guaranties. The Borrower will not assume, guarantee, endorse or otherwise become directly or contingently liable in connection with any obligations of any other Person, except the endorsement of negotiable instruments by the Borrower for deposit or collection or similar transactions in the ordinary course of business.

          9.5 Member Loan and Distributions. Borrower:

(a)	Subordinates all loans, advances, and indebtedness owing from Borrower to Members of Borrower from time to time, whether or not evidenced by promissory notes.

(b)	Shall not pay any dividend or distribution, excluding Tax Distributions, whether in cash or otherwise, to any of its Members.

          9.6 Books and Records; Inspection and Examination. The Borrower will keep accurate books of record and account for itself pertaining to the Collateral and pertaining to the Borrower’s business and financial condition and such other matters as the Lender may from time to time request in which true and complete entries will be made in accordance with GAAP and, upon the Lender’s request, will permit any officer, employee, attorney or accountant for the Lender to audit, review, make extracts from or copy any and all company and financial books and records of the Borrower at all times during ordinary business hours, to send and discuss with Account Debtors and other obligors requests for verification of amounts owed to the Borrower, and to discuss the Borrower’s affairs with any of its directors, officers, employees or agents. The Borrower hereby irrevocably authorizes all accountants and third parties to disclose and deliver to Lender, at the Borrower’s expense, all financial information, books and records, work papers, management reports and other information in their possession regarding the Borrower provided however that the authorization granted herein shall not be deemed to authorize any attorney to disclose information subject to the attorney client privilege. The Borrower will permit the Lender, or its employees, accountants, attorneys, or agents, to examine and inspect any Collateral or any other property of the Borrower at any time during ordinary business hours.

          9.7 Account Verification. The Lender may at any time and from time to time send or require the Borrower to send requests for verification of accounts and after an Event of Default notices of assignment to Account Debtors and other obligors. The Lender may also at any time and from time to time telephone Account Debtors and other obligors to verify accounts.

          9.8 Payment of Impositions and Other Claims. The Borrower will pay or discharge, when due, (a) all Impositions, taxes and governmental charges levied or imposed upon it or upon its income or profits, upon any properties belonging to it (including the Collateral) or upon or against the creation, perfection or continuance of the security interests in favor of the Lender, prior to the date on which penalties attach thereto, (b) all federal, state and local taxes required to be withheld by it, and (c) all lawful claims for labor, materials and supplies that, if unpaid, might by law become a Lien upon any properties of the Borrower; provided, that the Borrower shall not be required to pay any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings and for which proper reserves have been made.

          9.9 Maintenance of Properties. The Borrower will keep and maintain the Plant and other Collateral and all of its other properties necessary or useful in its business in good condition, repair and working order (normal wear and tear excepted) and will from time to time replace or repair any worn, defective or broken parts. The Borrower will defend the Plant and other Collateral against all Liens, claims, or demands of all Persons (other than the Lender and to the extent permitted under this Agreement, the LOC Lender) claiming the Collateral or any interest therein. The Borrower will keep all the same free and clear of all Liens except Permitted Liens. The Borrower will take all commercially reasonable steps necessary to prosecute any Person Infringing its Intellectual Property Rights and to defend itself against any Person accusing it of Infringing any Person’s Intellectual Property Rights.

          9.10 Preservation of Existence. The Borrower will preserve and maintain its existence and all of its rights, privileges and franchises necessary or desirable in the normal conduct of its business and shall conduct its business in an orderly, efficient and regular manner.

          9.11 Delivery of Instruments, etc. Upon request by the Lender, the Borrower will promptly deliver to the Lender in pledge all Instruments, Documents and Chattel Paper constituting Collateral, duly endorsed or assigned by the Borrower.

          9.12 Sale or Transfer of Assets; Suspension of Business Operations. The Borrower will not sell, lease, assign, transfer or otherwise dispose of (i) the Project, (ii) all or a substantial part of its assets, or (iii) any Collateral or any interest therein (whether in one transaction or in a series of transactions) to any other Person other than the sale of Inventory in the ordinary course of business and will not liquidate, dissolve or suspend business operations (other than as permitted in Section 10.1(c)), provided, however, that Borrower may in the ordinary course of business sell or dispose of Equipment constituting Collateral that is obsolete or otherwise being replaced in the ordinary course of business up to $500,000 in the aggregate per year. The Borrower will not transfer any part of its ownership interest in any Intellectual Property Rights and will not permit any agreement under which it has licensed Intellectual Property to lapse, except that the Borrower may transfer such rights or permit such agreements to lapse if it shall have reasonably determined that the applicable Intellectual Property Rights are no longer useful in its business. If the Borrower transfers any Intellectual Property Rights for value, the Borrower will pay over the proceeds to the Lender for application to the Obligations. The Borrower will not license any other Person to use any of the Borrower’s Intellectual Property Rights, except that the Borrower may grant licenses in the ordinary course of its business in connection with sales of Inventory or provision of services to its customers.

          9.13 Consolidation and Merger; Asset Acquisitions. The Borrower will not consolidate with or merge into any Person, or permit any other Person to merge into it, or acquire (in a transaction analogous in purpose or effect to a consolidation or merger) all or substantially all the assets of any other Person.

          9.14 Sale and Leaseback. The Borrower will not enter into any arrangement, directly or indirectly, with any other Person whereby the Borrower shall sell or transfer any real or personal property, whether now owned or hereafter acquired, and then or thereafter rent or lease as lessee such property or any part thereof or any other property that the Borrower intends to use for substantially the same purpose or purposes as the property being sold or transferred.

          9.15 Capital Expenditures, etc. With respect to Capital Expenditures and the entry into Capital Leases, the Borrower covenants and agrees as follows:

(a)	Borrower will not enter into any Capital Leases during any Loan Year that in the aggregate exceed $250,000.00 without the prior written consent of Lender;

(b)

Borrower will not make any Capital Expenditure except those which in the good faith judgment of the Borrower are required to maintain, preserve or keep its plant, properties, and Equipment in good repair, working order, and condition; and

(c)	Borrower shall not expend more than the FF&E Reserve plus the amount necessary to complete the Soil Stabilization Requirements.

          9.16 Restrictions on Nature of Business. The Borrower will not engage in any line of business materially different from that presently engaged in by the Borrower and will not purchase, lease or otherwise acquire assets not related to its business.

          9.17 Accounting. The Borrower will not adopt any material change in accounting principles other than as required by GAAP. The Borrower will not adopt, permit or consent to any change in its fiscal year.

          9.18 Discounts, etc. The Borrower will not at any time discount, modify, amend, subordinate, cancel or terminate the obligation of any Account Debtor or other obligor of the Borrower except in the ordinary course of business.

          9.19 Place of Business; Name. The Borrower will not transfer its chief executive office or principal place of business, or move, relocate, close or sell any business location. The Borrower will not permit any tangible Collateral or any records pertaining to the Collateral to be located in any state or area in which, in the event of such location, a financing statement covering such Collateral would be required to be, but has not in fact been, filed in order to perfect the Security Interest. The Borrower will not change its name or jurisdiction of organization.

          9.20 No Purchase of Perishable Agricultural Commodities. The Borrower will not purchase perishable agricultural products that are subject to the Perishable Agricultural Commodities Act.

          9.21 Operating Margin Protection. Borrower will employ long-term hedging and price-management strategies customary and usual in the ethanol production industry for (i) the procurement of feedstocks, energy and fuel for the Project and (ii) the sale of the Products produced by the Project. Such hedging and price management strategies will be employed to minimize any reductions in (i) the Project’s operating margin and (ii) the Project’s ability to repay the Loan in accordance with this Agreement.

          9.22 Transactions with Affiliates and Third Parties. The Borrower shall not, directly or indirectly, enter into or permit to exist any transaction with any of its Affiliates or with any director, officer or employee of the Borrower other than transactions in the ordinary course of, and pursuant to the reasonable requirements of, the business of the Borrower and upon fair and reasonable terms which are fully disclosed to the Lender and are no less favorable to the Borrower than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate of the Borrower. Lender acknowledges that the Corn Agency Agreement and Management Agreement each comply with this Section 9.22.

          9.23 Operating Leases. Borrower shall not enter into any Operating Leases with annual rental in excess of $100,000.00 in the aggregate without the prior written consent of the Lender. The Rail Car Leases shall be approved by Lender.

10.
OPERATING COVENANTS

          10.1 Operating Covenants.

(a)

The Premises shall be used as a production Project for the production of fuel grade, denatured, anhydrous ethanol alcohol, DDGS and CO2 byproducts and for no other use without the prior written consent of Lender, which consent may be withheld in Lender’s sole and absolute discretion.

(b)

Borrower shall obtain, pay for and continuously keep in full force and effect all Regulatory Approvals, Operating Agreements and other Licenses, Permits and authorizations as are required to maintain and operate the Plant and shall not permit any default, breach or violation to exist thereunder by any party thereto and no event has occurred (other than payments due but not yet delinquent) that, with the passage of time or the giving of notice, or both, would constitute a default, breach or violation by any party thereunder.

(c)

Borrower shall continuously operate the Project for the production of fuel grade, denatured, anhydrous Ethanol and shall continuously meet the Performance Guarantee Criteria as reviewed and certified by the Inspecting Engineer, except (i) for routine maintenance partial shut-downs provided that such partial shut-downs do not, in the aggregate, exceed 288 hours per year, and (ii) if market conditions are reasonably determined by Borrower and Lender to result in negative cash flows and margins from operations, in which case Lender may, in its sole discretion, consent to having Borrower reduce production output temporarily until market conditions improve subject however to such conditions as the Lender may require.

(d)	Borrower further covenants and agrees to:

	(i)	cause the Project to be operated pursuant to the Operating Agreements and Major Project Documents.

(ii)

promptly perform and/or observe all of the covenants and agreements required to be performed and observed by it under the Major Project Documents and do all things necessary to preserve and to keep unimpaired its material rights thereunder;

	(iii)	promptly notify Lender of any default under the Major Project Documents of which it is aware;

(iv)

promptly deliver to Lender a copy of each financial statement, business plan, Capital Expenditures plan, notice, report and estimate, received by it under the Major Project Documents, as applicable; and

	(v)	promptly enforce the performance and observance of all of the covenants and agreements required to be performed and/or observed by the parties under the Major Project Documents.

(e)	Borrower consents and agrees that it shall not, without Lender’s prior written consent which consent will not be unreasonably withheld, conditioned or delayed:

	(i)	surrender, terminate or cancel the Major Project Documents other than pursuant to the express terms thereof;

	(ii)	reduce or consent to the reduction of the term of the Major Project Documents other than pursuant to the express terms thereof;

	(iii)	increase or consent to the increase of the amount of any charges under the Major Project Documents other than pursuant to the express terms thereof; or

	(iv)	otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, the Major Project Documents in any material respect.

(f)

Borrower shall maintain the Major Project Documents for the operation of the Project in full force and effect and timely perform all of Borrower’s obligations thereunder and enforce performance of all obligations of the manager thereunder, and not permit the termination or amendment of such Major Project Documents other than pursuant to the express terms thereof unless the prior written consent of Lender is first obtained which consent will not be unreasonably withheld, conditioned or delayed. Upon an Event of Default, Borrower shall at Lender’s request made at any time while such Event of Default continues, terminate the Major Project Documents and replace the other party with a party selected by Lender.

(g)

Borrower shall, operate and maintain the Project in accordance with all laws, ordinances and regulations of all applicable governmental agencies or entities and in accordance with all requirements of all applicable licenses and permits with respect to the Project, including, but not limited to the conditions and requirements relating to the Project’s status as a Conditionally Exempt Small Quantity Generator of Hazardous Waste under RCRA (Resource Conservation and Recovery Act) and the requirements and conditions of the Air Quality Operating Permit issued by SDENR and any supplements or replacements thereof.

          10.2 Compliance With Americans With Disabilities Act. Borrower covenants and agrees that it will comply with the requirements of the Americans with Disabilities Act, as the same may be amended from time to time, during the entire term of the Loan and that it will comply with any requirements established by any federal, state or local governmental authorities having jurisdiction over such matters. All future maintenance, renovation, repair and construction conducted on the Project shall all be completed in accordance with the Americans with Disabilities Act. Failure to comply with the provisions of the Americans with Disabilities Act shall constitute an Event of Default and shall entitle the Lender to exercise all remedies available to it hereunder.

          10.3 Compliance With OSHA. Borrower covenants and agrees that it will comply with the requirements of the Occupational Safety and Health Act (“OSHA”), as the same may be amended from time to time, during the entire term of the Loan and that it will comply with any requirements established by any federal, state or local governmental authorities having jurisdiction over such matters. All operations, maintenance, renovation, repair and construction conducted on the Project shall all be completed in accordance with OSHA. Failure to comply with the provisions of OSHA shall constitute an Event of Default and shall entitle the Lender to exercise all remedies available to it hereunder.

          10.4 Intellectual Property, etc. The Borrower shall maintain its right to use all material patents, trademarks, service marks, trade names, copyrights, licenses and other rights with respect to the foregoing necessary for the present and planned future conduct of its business, without any known conflict with the rights of others, except for such patents, trademarks, service marks, trade names, copyrights, licenses and rights the loss of which, and such conflicts, that in any such case individually or in the aggregate could not reasonably be expected to have a material adverse effect on Borrower and/or the operations of the Project.

11.
ERISA

11.1 ERISA Representations.

(a)

Neither the Borrower nor any ERISA Affiliate as of the date hereof (i) maintains, contributes to or has any liability to contribute to any Pension Plan or has within the preceding five years made or accrued such contributions or had such liability, (ii) contributes to or has any liability to contribute to any Multiemployer Plan or has within the preceding five years made or accrued such contributions or had such liability or (iii) provides or has any material liability to provide post-retirement medical or insurance benefits with respect to employees or former employees (other than benefits required under Section 601 of ERISA, Section 4980B of the IRC or applicable state law).

(b)

Except as disclosed on Schedule 11.1, neither the Borrower nor any ERISA Affiliate (i) has knowledge that the Borrower or the ERISA Affiliate is not in material compliance with the requirements of ERISA, the IRC, or state law with respect to any Employee Benefit Plan, (ii) has knowledge that a Reportable Event occurred or continues to exist in connection with any Pension Plan, or (iii) sponsors an Employee Benefit Plan that it intends to maintain as qualified under the IRC that is not so qualified, and no fact or circumstance exists which may have a material adverse effect on such Employee Benefit Plan’s tax qualified status.

(c)

Except as, in the aggregate, does not have a Material Adverse Effect, neither the Borrower nor any ERISA Affiliate has liability for any (i) accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the IRC) under any Pension Plan, whether or not waived, (ii) withdrawal, partial withdrawal, reorganization or other event under any Multiemployer Plan under Section 4201 or 4243 of ERISA, or (iii) event or circumstance which could result in financial obligation to the Pension Benefit Guaranty Corporation, the Internal Revenue Service, the Department of Labor or any participant in connection with any Employee Benefit Plan (other than routine claims for benefits under the Employee Benefit Plan).

11.2 ERISA Covenants.

(a)

Neither the Borrower nor any ERISA Affiliate will, without giving prior written notice to the Lender, (i) adopt, create, assume or become a party to any Pension Plan, (ii) incur any obligation to contribute to any Multiemployer Plan, (iii) incur any obligation to provide post-retirement medical or insurance benefits with respect to employees or former employees (other than benefits required by law) or (iv) amend any Pension Plan in a manner that would materially increase its funding obligations.

(b)

The Borrower represents, warrants and covenants that it is acting on its own behalf and that as of the date hereof it is not an Employee Benefit Plan, and the assets of the Borrower do not constitute “plan assets” of one or more such Employee Benefit Plans within the meaning of Department of Labor Regulation Section 2510.3-101. The Borrower also represents, warrants and covenants that it will not be reconstituted as an Employee Benefit Plan or as an entity whose assets constitute “plan assets.”

(c)

(i) Promptly upon discovery, and in any event within 30 days after the Borrower knows or has reason to know that any Reportable Event with respect to any Pension Plan has occurred, the Borrower will provide written notice to the Lender of the Reportable Event in detail and the actions which the Borrower proposes to take to correct the deficiency, together with a copy of any related notice sent to the Pension Benefit Guaranty Corporation; (ii) promptly upon discovery, and in any event within 10 days after the Borrower fails to make a required quarterly Pension Plan contribution under Section 412(m) of the IRC, the Borrower will provide written notice to the Lender of the failure in detail and the actions that the Borrower will take to cure the failure, together with a copy of any related notice sent to the Pension Benefit Guaranty Corporation; and (iii) promptly upon discovery, and in any event within 10 days after the Borrower knows or has reason to know that it may be liable or may be reasonably expected to have liability for any withdrawal, partial withdrawal, reorganization or other event under any Multiemployer Plan under Sections 4201 or 4243 of ERISA, the Borrower will provide written notice to the Lender of the details of the event and the actions that the Borrower proposes to take in response.

12.
EVENTS OF DEFAULT

          It shall be an “Event of Default” under this Agreement on the happening of any of the following:

          12.1 Default Under Loan Documents. A default under any of the other Loan Documents, all of which covenants, conditions and agreements contained therein are hereby incorporated in this Agreement by express reference, shall be and constitute an Event of Default under this Agreement; or

          12.2 Default under Warrant. Any violation of any terms of the Warrant occurs; or

          12.3 Failure to Make Any Payment. Failure to make any payment on the Note whether principal, interest, premium or late charge, or the failure to pay any other Obligation when and as the same becomes due (whether at the stated maturity or at a date fixed for any installment payment or any accelerated payment date or otherwise); or

          12.4 Termination of Utility Agreements. Any Utility Agreement is terminated or the Utility Provider repudiates its obligations under its Utility Agreement or ceases to cause the obligations of the Utility Provider to be performed in accordance with and at the times required under the Utility Agreement and the Borrower does not provide a replacement Utility Provider under a replacement Utility Agreement acceptable to Lender within thirty (30) days thereafter; or

          12.5 Breach of Covenants. Borrower breaches or fails to perform, observe or meet any covenant or condition of this Agreement and such breach or failure is not cured within a period of fifteen (15) days after notice thereof to Borrower; or

          12.6 Default under LOC Loan Documents. An event of default shall occur under the LOC Loan Documents which is not cured to the satisfaction of the LOC Lender with the applicable cure period and/or the LOC Loans are accelerated, terminated, or cancelled.

          12.7 Misrepresentation. Any oral or written warranty, representation, certificate or statement of the Borrower in this Agreement, the other Loan Documents or any other agreement with either Lender shall be false when made or at any time thereafter, or if any financial data or any other information now or hereafter furnished to the Lender by or on behalf of the Borrower shall prove to be false, inaccurate or misleading in any material respect; or

          12.8 Filing of Liens Against the Premises. Any Lien (other than a Permitted Lien) shall be asserted or filed against the Premises and such Lien shall not be released or bonded over and stayed to Lender’s satisfaction within fifteen (15) days after the assertion or filing thereof; or

          12.9 Litigation Against Borrower. Any suit shall be filed against Borrower which if adversely determined, would substantially impair the ability of the Borrower to perform its obligations under the Loan Documents; or

          12.10 Judgment, Writ, Attachment or Levy Upon the Premises. A judgment, writ or warrant of attachment or execution or similar process, levy or seizure be made under any process against the Premises and such action shall not be released or bonded over to Lender’s satisfaction within thirty (30) days after the assertion or filing thereof; or

          12.11 Other Material Obligations. Any default in the payment when due, or in the performance or observance of, any material obligation of, or condition agreed to by, the Borrower with respect to any material purchase or lease of goods or services where such default, singly or in the aggregate with all other such defaults, might reasonably be expected to have a Material Adverse Effect; or

          12.12 Ceasing Operations. The Borrower shall cease continuously operating the Project for the production of fuel grade, denatured, anhydrous Ethanol or shall fail to meet the Performance Guarantee Criteria, except as otherwise permitted under Section 10.1(c); or

          12.13 Changes In Control. A Change of Control shall occur.

          12.14 Bankruptcy of Borrower. The Borrower shall fail to pay its debts as they become due, or shall make an assignment for the benefit of its creditors, or shall admit in writing its inability to pay its debts as they become due, or shall file a petition under any chapter of the Federal Bankruptcy Code or any similar law, state or federal, now or hereafter existing, or shall become “insolvent” as that term is generally defined under the Federal Bankruptcy Code, or shall in any involuntary bankruptcy case commenced against it file an answer admitting insolvency or inability to pay its debts as they become due, or shall fail to obtain a dismissal of such case within one hundred twenty (120) days after its commencement or convert the case from one chapter of the Federal Bankruptcy Code to another chapter, or be the subject of an order for relief in such bankruptcy case, or be adjudged a bankrupt or insolvent, or shall have a custodian, trustee or receiver appointed for, or have any court take jurisdiction of its property, or any part thereof, in any voluntary proceeding for the purpose of reorganization, arrangement, dissolution or liquidation and such custodian, trustee or receiver shall not be discharged, or such jurisdiction shall not be relinquished, vacated or stayed within one hundred twenty (120) days of the appointment; or

          12.15 Attachment. Any part of the Lender’s commitment under the Loan shall at any time be subject or liable to attachment, seizure, garnishment or levy at the suit of any creditor of the Borrower; or

          12.16 Destruction. Any part of the Project is materially damaged or destroyed by fire or other casualty and within ten (10) days thereafter the loss shall prove not to be adequately covered by (i) insurance available for collection and (ii) additional funds of Owner deposited with Lender; or

          12.17 Eminent Domain. The Premises shall be the subject of condemnation by a Governmental Authority in an eminent domain proceeding or a temporary taking adverse to Borrower that materially adversely impacts operation of the Project; or

          12.18 First Lien Insurance. Any refusal by Title to insure any Advance as being secured by the Mortgage as a valid first lien and security interest on the Project and continuance of such refusal for a period of thirty (30) days after notice thereof by the Lender to the Borrower; or

          12.19 Change in Borrower Status. If the Borrower shall be dissolved, liquidated or wound up or shall fail to maintain its existence as a going concern in good condition be adjudged incompetent or a conservator, custodian or guardian be appointed to handle his/her affairs or shall die; or

          12.20 Non-Renewal of NNG Letter of Credit. FB&T or any issuer of a replacement NNG Letter of Credit shall fail to renew such NNG Letter of Credit as required under the NNG Agreement, unless the Borrower has timely provided a replacement letter of credit or a cash deposit pursuant to the terms of Section 8.30 of this Agreement. Notwithstanding the foregoing, the Borrower shall not be required to provide a replacement letter of credit or cash deposit if FB&T fails to renew the NNG Letter of Credit and the Borrower is not required to provide an additional or replacement letter of credit or cash deposit to NNG to secure the delivery of natural gas to the Plant.

          12.21 Default under Operating Agreements. If the Borrower shall fail to meet or perform any condition of any Operating Agreement to which it is a party prior to the expiration of any applicable grace period or such Operating Agreement shall be terminated; or

          12.22 Default Under Regulatory Approvals. If the Borrower shall fail to meet or perform any condition of any Regulatory Approvals to which it is a party prior to the expiration of any applicable grace period or any of such Regulatory Approvals shall be terminated; or

          12.23 LOC. If an event of default shall occur under the LOC Documents which is not cured to the satisfaction of the LOC Lender and/or the LOC is accelerated, terminated or cancelled or the obligation of the LOC Lender to advance the LOC proceeds is terminated or rescinded; or

          12.24 Default under Other Debt. Any default by the Borrower in the payment of any Debt for any other obligation (whether or not owed to Lender) beyond any period of grace provided with respect thereto or in the performance of any other term, condition or covenant contained in any agreement (including any capital or operating lease or any agreement in connection with the deferred purchase price of property) under which any such obligation is created, the effect of which default is to cause or permit the holder of such obligation (or the other party to such other agreement) to cause such obligation to become due prior to its stated maturity or terminate such other agreement;

          12.25 Material Adverse Effect. The occurrence of any development, condition or event which has a Material Adverse Effect on the Borrower; or

          12.26 Major Project Documents. Any party fails to perform or observe any term, covenant or agreement contained in any Major Project Document (other than any term, covenant or agreement that is the basis of another Event of Default) to be performed or observed by it and such failure is not remedied within any applicable grace period specifically provided for in such Major Project Document and could reasonably be expected to have a Material Adverse Effect; provided, that, if such party has diligently attempted to cure such default throughout the initial grace period provided for in the Major Project Document but such default has not been cured at the expiration of such initial grace period, and if (1) the applicable Major Project Document provides for one or more subsequent grace periods and (2) such default is likely to be cured during the next subsequent grace period provided for in the Major Project Document, then Borrower may request in writing that the Lender grant one additional grace period of the same length as the party has received pursuant to the Major Project Document within which the party may cure such default (such request to contain all relevant facts and circumstances necessary for the Lender to make an informed decision as to whether to grant an additional grace period) and the Lender, in its sole discretion, may grant one additional grace period of up to thirty (30) days within which the other party must cure the default under the Major Project Document; provided, further, that Borrower may also cure this Event of Default by entering into, within thirty (30) days after the initial occurrence of such Event of Default, a replacement agreement with a new counterparty reasonably acceptable to the Lender, which replacement agreement will be on terms and conditions at least as favorable to Borrower as the original Major Project Document being replaced.

          12.27 Employee Benefits. Any Reportable Event, which the Lender in good faith believes to constitute sufficient grounds for termination of any Pension Plan or for the appointment of a trustee to administer any Pension Plan, has occurred and is continuing 30 days after the Borrower gives the Lender written notice of the Reportable Event; or a trustee is appointed by an appropriate court to administer any Pension Plan; or the Pension Benefit Guaranty Corporation institutes proceedings to terminate or appoint a trustee to administer any Pension Plan; or the Borrower or any ERISA Affiliate files for a distress termination of any Pension Plan under Title IV of ERISA; or the Borrower or any ERISA Affiliate fails to make any quarterly Pension Plan contribution required under Section 412(m) of the IRC, which the Lender in good faith believes may, either by itself or in combination with other failures, result in the imposition of a Lien on the Borrower’s assets in favor of the Pension Plan; or any withdrawal, partial withdrawal, reorganization or other event occurs with respect to a Multiemployer Plan which could reasonably be expected to result in a material liability by the Borrower to the Multiemployer Plan under Title IV of ERISA.

          12.28 Default under the Asset Purchase Agreement. A default by the Borrower under the Asset Purchase Agreement, all of which covenants, conditions and agreements contained therein are hereby incorporated in this Agreement by express reference, shall be and constitute an Event of Default under this Agreement or the failure to perform any of the obligations thereunder.

13.
REMEDIES OF LENDER

          13.1 Exercise of Rights. Upon the Event of Default the Lender may at its option exercise one or more of the following:

(a)	Acceleration. Accelerate the repayment of the Loan.

(b)	Foreclosure. Exercise any of the various remedies provided in any of the Loan Documents, including the foreclosure of the Mortgage;

(c)	Cumulative Rights. Cumulatively exercise all other rights, options and privileges provided by law;

(d)	Assignment of Contracts. Enforce the assignment of any contracts related to operation of the Project and exercise the Borrower’s rights thereunder;

(e)	Receiver. Seek the appointment of a receiver to take possession of the Project and to operate the Project.

(f)	Cure Contract Defaults. Comply with, effect a cure under and/or prevent a failure or default under any agreement relating to the Project;

(g)	Protect Interest. Do all things necessary to protect its interest in the Project and the security afforded the Loan;

(h)	Provide Security. Employ security watchmen to protect the Premises;

(i)	Prevent Waste. Take such action as necessary to prevent waste;

(j)	Regulatory Approvals. Comply with, effect a cure under and/or prevent a failure or default under any Regulatory Approvals;

(k)	Operating Agreements. Comply with, effect a cure under and/or prevent a failure or default under any Operating Agreement;

(l)

Enter and Operate. Require Borrower to vacate the Premises and Lender may, at its election, (whether prior to any sale pursuant to a foreclosure of the Mortgage or during any period of redemption) either through itself, its agents or a receiver appointed by a court of competent jurisdiction:

(i) Do all things necessary to protect its interest in the Project and the security afforded the Loan;

(ii) to enter the Site, the Project and other property owned or leased by Borrower and operate the Project at the risk, cost and expense of Borrower; and

(iii) take over and use all or any part of the labor, materials, supplies and equipment contracted for by or on behalf of Borrower.

(m)	LOC. Comply with, effect a cure under and/or prevent a failure or default under the LOC;

(n)	Utility Agreements. Comply with, effect a cure under and/or prevent a failure or default under the Utility Agreements;

(o)	Major Project Documents. Comply with, effect a cure under and/or prevent a failure or default under any Major Project Document;

(p)	Cumulative Rights. Singularly or cumulatively exercise all other rights, options and privileges provided by law;

and in furtherance thereof the Borrower irrevocably, absolutely and unconditionally agrees that Lender may disburse such amounts as Lender may deem necessary or appropriate to protect the Project and the lien of the Loan Documents and to do all of the things in connection with the Project which Borrower may do in its own behalf and hereby appoints the Lender as its attorney in fact to perform the foregoing. It is understood and agreed that this power of attorney shall be deemed to be a power coupled with an interest which cannot be revoked by death or otherwise. Said attorney-in-fact shall also have power to prosecute and defend all actions and proceedings in connection with the operation of the Project and to take such action and require such performance as it deems necessary. In accordance therewith, Borrower hereby assigns and quitclaims unto Lender all sums to be advanced hereunder including any retainage. Any funds so disbursed or fees or charges so incurred shall be included in any amount necessary for Borrower to pay to redeem the Premises after any foreclosure sale over and above and notwithstanding the bid price at any foreclosure sale. BORROWER EXPRESSLY COVENANTS AND AGREES THAT IT WILL COOPERATE WITH THE LENDER IN THE LENDER’S EXERCISE OF ITS REMEDIES HEREUNDER, WILL NOT OBJECT OR CONTEST THE EXERCISE OF LENDER’S REMEDIES HEREUNDER AND EXPRESSLY WAIVES AND RELINQUISHES ANY RIGHT NOW OR HEREAFTER EXISTING AT LAW, IN EQUITY OR BY STATUTE TO OBJECT TO THE EXERCISE BY LENDER OF ALL OR ANY OF THE AFORESAID REMEDIES. BORROWER ACKNOWLEDGES THAT IT IS REPRESENTED BY COUNSEL AND THE REMEDIES HEREIN AND THE CONTENT AND EFFECT OF THIS WAIVER HAVE BEEN FULLY DISCUSSED WITH AND EXPLAINED BY COUNSEL AND EXECUTES AND DELIVERS THIS WAIVER ONLY UPON A FULL UNDERSTANDING OF THE SAME AND THE RIGHTS WAIVED HEREUNDER. BORROWER FURTHER UNDERSTANDS THAT LENDER HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT IN RELIANCE UPON THIS WAIVER AND THE RIGHT TO EXERCISE SUCH REMEDIES AND BUT FOR SUCH WAIVER WOULD NOT MAKE THE LOAN.

In no event will the actions of the Lender while exercising its rights pursuant to this Section constitute the Lender a mortgagee-in-possession, and Borrower hereby indemnifies the Lender from and against any and all costs and liabilities resulting from any such characterization or from their actions or omissions to act pursuant to this Section; provided, that Borrower has no obligation to indemnify the Lender for costs and liabilities resulting from the gross negligence or willful misconduct of the Lender. In connection with any operation of the Project undertaken by the Lender pursuant to this Section, the Lender may:

(i)	engage Persons for the purpose of operating the Project;

(ii)

pay, settle or compromise, or cause to be paid, settled or compromised, all claims or bills that may become Liens against Borrower’s interest in the Site or the Project, or that have been or may be incurred in any manner in connection with the operation of the Project or for the discharge of Liens or defects in the title of Borrower’s interest in the Site or the Project; and

(iii)	take such other action or refrain from acting under this Agreement as the Lender may in its sole and absolute discretion from time to time determine.

Borrower will be liable to the Lender for all sums paid or incurred for the operation of the Project and all payments made or liabilities incurred by the Lender under this Agreement of any kind whatsoever (other than sums paid or incurred or liabilities incurred due to the gross negligence or willful misconduct of the Lender) will be paid by Borrower to the Lender upon demand with interest to the date of payment to the Lender at the Default Rate. For the purpose of carrying out the provisions and exercising the rights, powers and privileges granted by this Section, Borrower irrevocably constitutes and appoints the Lender, with full power of substitution, as its true and lawful attorney-in-fact, in its name and on its behalf, and at its expense, at any time after the occurrence and during the continuance of an Event of Default, to execute, acknowledge and deliver any document and instrument and to do and perform any act such as those referred to in this Section, without notice to or the consent of Borrower. This power of attorney is coupled with an interest and is not revocable.

          13.2 Rights Non-Cumulative. No right or remedy by this Agreement or by any Loan Document or instrument delivered by the Borrower pursuant hereto, conferred upon or reserved to the Lender shall be or is intended to be exclusive of any other right or remedy and each and every right and remedy shall be cumulative and in addition to any other right or remedy or now or hereafter arising at a law or in equity or by statute. Except as Lender may hereafter otherwise agree in writing, no waiver by Lender or any breach by or default of Borrower of any of its obligations, agreements, or covenants under this Agreement shall be deemed to be a waiver of any subsequent breach of the same or any other obligation, agreement or covenant, nor shall any forbearance by Lender to seek a remedy for such breach be deemed a waiver of its rights and remedies with respect to such a breach, nor shall Lender be deemed to have waived any of its rights and remedies unless it be in writing and executed with the same formality as this Agreement.

14.
CONDITIONS OF LOAN

          14.1 Notwithstanding any other provision of this Agreement, the Closing Date shall not occur until all of the following conditions are satisfied:

(a)

Delivery of Loan Documents. The Borrower shall execute and deliver to the Lender all of the following Loan Documents, all of which must be satisfactory to the Lender and the Lender’s counsel in form, substance and execution:

	(i)	Loan and Security Agreement. This Agreement duly executed by the Borrower.

	(ii)	Note. The Note duly executed by the Borrower, in the form prepared by and acceptable to the Lender.

	(iii)	Mortgage. The Mortgage duly executed by the Borrower, in the form prepared by and acceptable to the Lender.

	(iv)	Assignment of Rents and Leases. The Assignment of Rents and Leases duly executed by the Borrower, in the form prepared by and acceptable to the Lender.

	(v)	Financing Statement(s). The Financing Statements authorized by Borrower, in the form prepared by and acceptable to the Lender.

	(vi)	Assignment of Contract Rights, Intangibles and Proprietary Rights. The Assignment of Contract Rights, Intangibles and Proprietary Rights in the form prepared by and acceptable to the Lender.

(vii)

Assignment of Operating, Service Contracts, Permits and Regulatory Approvals. The Assignment of Operating, Service Contracts, Permits and Regulatory Approvals in the form prepared by and acceptable to the Lender.

	(viii)	Collateral Assignment of License Agreement. The Collateral Assignment of License Agreement in the form prepared by and acceptable to the Lender.

	(ix)	Assignments of Incentive Payments. The Assignments of Incentive Payments in the forms prepared by and acceptable to the Lender.

	(x)	Environmental Indemnity. The Environmental Indemnity in the form prepared by and acceptable to the Lender.

	(xi)	Control Agreement. Control Agreements executed by the Lender, the Borrower and the Collection Bank (or such other banks as Lender in its sole discretion may approve).

(xii)

Search Results; Lien Terminations. Copies of UCC search reports dated such a date as is reasonably acceptable to the Lender, listing all effective financing statements which name the Borrower, under its present names and any previous names, as debtors, together with (i) copies of such financing statements, (ii) payoff letters evidencing repayment in full of all existing Debt to be repaid with the Advances, the termination of all agreements relating thereto and the release of all Liens granted in connection therewith, with UCC or other appropriate termination statements and documents effective to evidence the foregoing (other than Permitted Liens), and (iii) such other UCC termination statements as the Lender may reasonably request.

(xiii)

Organizational and Authorization Document. Copies of (i) the Articles of Organization and Operating Agreement of the Borrower; (ii) resolutions of the members of the Borrower approving and authorizing such Person’s execution, delivery and performance of the Loan Documents to which it is party and the transactions contemplated thereby; (iii) signature and incumbency certificates of the members of the Borrower, executing any of the Loan Documents, each of which the Borrower hereby certifies to be true and complete, and in full force and effect without modification, it being understood that the Lender may conclusively rely on each such document and certificate until formally advised by the Borrower of any changes therein; and (iv) good standing certificates in the state of formation of the Borrower and in each other state requested by the Lender.

(xiv)

Insurance. Evidence satisfactory to the Lender of the existence of insurance required to be maintained pursuant to Article 5, together with evidence that the Lender has been named as a lender’s loss payee on all related insurance policies.

(xv)	Intercreditor Agreement. The Intercreditor and Collateral Priority Agreement, duly executed by Lender and LOC Lender, in the form prepared by and acceptable to the Lender.

(xvi)	Escrow Agreement. The Escrow Agreement dated as of the date of this Agreement executed by Borrower, Lender, Seller, Central Farmers Cooperative, and Escrow Agent.

(xvii)

Additional Documents. Such other certificates, financial statements, schedules, resolutions, opinions of counsel, notes and other documents which are provided for hereunder or which the Lender shall require.

(xviii)	Flood Certification. Evidence satisfactory to Lender that the Plant is not located in the flood plain.

(xix)	Opinion. Prior to the Closing Date, Borrower shall furnish such opinions of counsel as Lender may require in connection with the matters contemplated by this Agreement.

(xx)	LOC Loan Documents. Copies of the executed LOC Documents.

(xxi)

Third Party Consents. A Service Provider’s Consent, Consent and Acknowledgment of Licensor, Consent and Subordination of Manager, or Consent of Rail Car Lessor, as appropriate, from Fagen under the Design

Build Agreement and from each third party to the Operating Agreements consenting to the collateral assignment of such documents to Lender in the form prescribed by Lender, excepting those listed on the attached Exhibit F, which shall be delivered at a later date pursuant to Section 14.2; provided, however, there will be no consent required from Fremar, LLC.

	(xxii)	Amendments. Lender shall have approved any amendments to the Electrical Supply Agreements, Water Supply Agreements, and Natural Gas Supply Agreements.

(xxiii)

Sale Documents. All documents sufficient to satisfy the Lender that Borrower has acquired substantially all of the assets of Seller free and clear of liens and interests including but not limited to the Plant.

(b)

Delivery of Escrow Release Direction. The Borrower shall execute and deliver to Lender and Escrow Agent on or before the Closing Date a written direction under the Escrow Agreement to the Escrow Agent to (i) deliver the executed originals of this Agreement, the Note and the other Loan Documents to the Lender and (ii) direct the Escrow Agent to deliver the Asset Purchase Agreement and related documents to Seller and Borrower as appropriate.

(c)	Asset Purchase Agreement. The closing of the transactions contemplated by the Asset Purchase Agreement shall have occurred.

(d)	Delivery of Loan Documents The Escrow Agent shall deliver to the Lender on or before the Closing Date the executed originals of this Agreement, the Revolving Note and the other Loan Documents.

(e)	Delivery of Equity Investment. On or before the Escrow Closing Date, the Borrower shall have delivered to the Escrow Agent the Borrower Equity.

(f)	Event of Default. No Event of Default shall have occurred and be continuing.

(g)	Material Adverse Effect. No Material Adverse Effect upon the Borrower has occurred.

(h)	Litigation. No litigation or governmental proceeding shall have been instituted against the Borrower having a Material Adverse Effect upon the Borrower.

(i)	Representations and Warranties. No representation or warranty of the Borrower contained herein or in any Loan Document shall be untrue or incorrect as of the Closing Date.

(j)

Governmental Requirements and Approvals. Excepting those approvals listed on Schedule 7.9 that are in the process of being obtained as of the Closing Date, which approvals Borrower will ensure are obtained within sixty (60) days from the Closing Date, and excepting the Soil Stabilization Requirements, which requirements Borrower will comply with within a reasonable period of time as agreed upon by the SDENR, all regulatory approvals required for the operation of the Plant as of the Closing Date shall have been issued without conditions unacceptable to the Lender and copies thereof provided to Lender.

(k)

Title Insurance. The Borrower shall have delivered to Lender a title policy in form and substance acceptable to Lender, with all such endorsements as Lender may deem appropriate or desirable insuring that the Mortgage is a perfected lien in the Real Property senior to all other liens and interests.

(l)	Loan Fee. The Borrower shall have paid to the Lender the Initial Loan Fee in immediately available funds.

          14.2 Notwithstanding any other provision of this Agreement, Borrower shall deliver the following within the time-periods specified herein:

(i)

Risk Management Consent. A Service Provider’s Consent from the provider of risk management services under the Risk Management Agreement in the form prescribed by Lender within ten (10) days after the date of the Risk Management Agreement.

(ii)	Rail Consent. A Service Provider’s Consent from BNSF Railway Company in the form prescribed by Lender within one hundred twenty (120) days after the Closing Date.

(iii)

Third Party Consents. A Service Provider’s Consent, Consent and Acknowledgment of Licensor, Consent and Subordination of Manager, or Consent of Rail Car Lessor, as appropriate, from Fagen under the Design Build Agreement and from each of the other third parties to the Operating Agreements listed on the attached Exhibit F consenting to the collateral assignment of such documents to Lender in the form prescribed by Lender within one hundred twenty (120) days after the Closing Date; provided, however, there will be no consent required from Fremar, LLC.

(iv)	A Consent of Railcar Lessor from the entity leasing a locomotive to Borrower in the form prescribed by Lender within ten (10) days after the date of said Railcar Lease.

(v)	A Consent of Railcar Lessor from CIT Group/Equipment Financing, Inc.(“CIT”) in the form prescribed by Lender within ten (10) days after the date of said Railcar Lease with CIT.

(vi)	A Service Provider’s Consent from BP with respect to the BP Agreement in the form prescribed by Lender within one ten (10) days after the date of such agreement with BP.

15.
GENERAL CONDITIONS AND MISCELLANEOUS

          15.1 Rights of Third Parties. All conditions of the obligations of Borrower hereunder are imposed solely and exclusively for the benefit of Lender and no other person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make advances in the absence of strict compliance with any or all thereof, and no other person shall, under any circumstances, be deemed to be a beneficiary of such conditions, any and all of which may be freely waived in whole or in part by Lender at any time if in its sole discretion it deems it desirable to do so. In particular, Lender makes no representations and assumes no duties or obligations as to third parties concerning the quality of the construction of the Improvements or the absence therefrom of defects. In this connection, Borrower agrees to and shall indemnify Lender from any liability, claims or losses resulting from the disbursement of the Loan proceeds or from the condition of the Premises whether related to the quality of construction or otherwise and whether arising during or after the term of the Loan made by Lender to Borrower in connection therewith. This provision shall survive the repayment of said Loan and shall continue in full force and effect so long as the possibility of any such liability, claims or losses exists.

          15.2 Evidence of Satisfaction of Conditions. Any condition of this Agreement which requires the submission of evidence of the existence or non-existence of a specified fact or facts implies as a condition the existence or non-existence, as the case may be, of such fact or facts, and Lender shall, at all times, be free independently to establish to its satisfaction and in its absolute discretion such existence or non-existence at its sole cost and expense except as otherwise expressly provided in the Loan Documents.

          15.3 Indemnification. The Borrower agrees to defend (with counsel satisfactory to the Lender), protect, indemnify, exonerate and hold harmless each Indemnified Party from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and distributions of any kind or nature (including the disbursements and the reasonable fees of counsel for each Indemnified Party thereto, which shall also include, without limitation, reasonable attorneys’ fees and time charges of attorneys who may be employees of any Indemnified Party), which may be imposed on, incurred by, or asserted against, any Indemnified Party (whether direct, indirect or consequential and whether based on any federal, state or local laws or regulations, including securities laws, Environmental Laws, commercial laws and regulations, under common law or in equity, or based on contract or otherwise) in any manner relating to or arising out of this Agreement or any of the Loan Documents, or any act, event or transaction related or attendant thereto, the preparation, execution and delivery of this Agreement and the Loan Documents, including the use or intended use of the proceeds of the Loan, the enforcement of the Lender’s rights and remedies under this Agreement, the Loan Documents, the Note, any other instruments and documents delivered hereunder, or under any other agreement between the Borrower and the Lender (other than (i) the LOC Documents which are governed by the indemnification provisions contained in the LOC Documents and (ii) the Sale Documents); provided, however, that the Borrower shall not have any obligations hereunder to any Indemnified Party with respect to matters determined by a court of competent jurisdiction by final and non-appealable judgment to have been caused by or resulting from the willful misconduct or gross negligence of such Indemnified Party. To the extent that the undertaking to indemnify set forth in the preceding sentence may be unenforceable because it violates any law or public policy, the Borrower shall satisfy such undertaking to the maximum extent permitted by applicable law. Any liability, obligation, loss, damage, penalty, cost or expense covered by this indemnity shall be paid to each Indemnified Party on demand, and failing prompt payment, together with interest thereon at the Default Rate from the date incurred by each Indemnified Party until paid by the Borrower, shall be added to the Obligations of the Borrower and be secured by the Collateral. The provisions of this Section shall survive the satisfaction and payment of the other Obligations and the termination of this Agreement.

          15.4 Assignment. Borrower may not assign this Loan Agreement or any of its rights or obligations hereunder, including the right to an Advance, without the prior written consent of Lender.

          15.5 Successors and Assigns Including in Parties. Whenever in this Agreement one of the parties hereto is named or referred to, the heirs, legal representatives, successors and assigns of such parties shall be included and all covenants and agreements contained in this Agreement by or on behalf of the Borrower or by or on behalf of the Lender shall bind and inure to the benefit of their respective heirs, legal representatives, successors and assigns, whether so expressed or not.

          15.6 Headings. The headings of the sections, paragraphs and subdivisions of this Agreement are for the convenience of reference only, and are not to be considered a part hereof and shall not limit or otherwise affect any of the terms hereof.

          15.7 Invalid Provisions to Affect no Others. If fulfillment of any provision hereof, or any transaction related thereto at the time performance of any such provision shall be due, shall involve transcending the limit of validity prescribed by law, then, ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity; and such clause or provision shall be deemed invalid as though not herein contained, and the remainder of this Agreement shall remain operative in full force and effect.

          15.8 Number and Gender. Whenever the singular or plural number, masculine or feminine or neuter gender is used herein, it shall equally include the other.

          15.9 Amendments. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.

          15.10 Notices. Any notices and other communications permitted or required by the provisions of this Agreement (except for telephonic notices expressly permitted) shall be in writing and shall be deemed to have been properly given or served by depositing the same with the United States Postal Service, or any official successor thereto, designated as Certified Mail, Return Receipt Requested, bearing adequate postage, or deposited with reputable private courier or overnight delivery service, and addressed as hereinafter provided. Each such notice shall be effective upon being deposited as aforesaid. The time period within which a response to any such notice must be given, however, shall commence to run from the date of receipt of the notice by the addressee thereof. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice sent. By giving to the other party hereto at least ten (10) days’ notice thereof, either party hereto shall have the right from time to time to change its address and shall have the right to specify as its address any other address within the United States of America.

Each notice to Lender shall be addressed as follows:
Dougherty Funding LLC
Suite 4300
90 South Seventh Street
Minneapolis, Minnesota 55402
Attention: Executive Vice President and Chief Operating Officer

Each notice to Borrower shall be addressed as follows:

NuGen Energy, LLC
27283 – 447th Avenue
Marion, SD 57043
Attention: President

With a copy to:

Central Farmers Cooperative
44608-273rd Street
Marion, South Dakota 57043
Attention: General Manager

          15.11 Governing Law. Notwithstanding the place of execution of this instrument, the parties to this instrument have contracted for South Dakota law to govern this instrument and it is controllingly agreed that this instrument is made pursuant to and shall be construed and governed by the laws of the State of South Dakota without regard to the principles of conflicts of law.

          15.12 Participation. Lender may in its sole and exclusive discretion issue participations in the Loan and/or assign all or a portion of its obligations to make the Loan to participant(s) in the Loan. The Lender may assign the Loan and its rights and obligations to another lender or to a Person that the Lender merges with, is merged into, or who acquires the assets of Lender or whose assets are acquired by Lender. Subject to the confidentiality restrictions in the participation agreement, Lender may divulge all information received by it from Borrower or any other source, including but not limited to information relating to the Loan, to the Project and to Borrower, to any such participant(s) or other lenders, and Borrower shall cooperate with Lender, at Lender’s expense, in satisfying the reasonable requirements of any such participant(s) or other lenders for consummating such a purchase or participation.

          15.13 Consent to Jurisdiction. The Borrower submits and consents to personal jurisdiction of the Courts of the State of South Dakota and Courts of the United States of America sitting in such State for the enforcement of this instrument and waives any and all personal rights under the laws of any state or the United States of America to object to jurisdiction in the State of South Dakota. Litigation may be commenced in any state court of general jurisdiction for the State of South Dakota or the United States District Court located in that state, at the election of the Lender. Nothing contained herein shall prevent Lender from bringing any action against any other party or exercising any rights against any security given to Lender, or against the Borrower personally, or against any property of the Borrower, within any other state. Commencement of any such action or proceeding in any other state shall not constitute a waiver of consent to jurisdiction or of the submission made by the Borrower to personal jurisdiction within the State of South Dakota.

          15.14 Counterparts. This instrument may be executed in any number of counterparts with the same effect as if all parties hereto had signed the same document. All such counterparts shall be construed together and shall constitute one instrument, but in making proof hereof it shall only be necessary to produce one such counterpart. The signatures to this instrument may be executed on separate pages and when attached to this instrument shall constitute one complete document.

          15.15 Waiver. THE UNDERSIGNED WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING TO WHICH ANY PARTIES TO THIS INSTRUMENT ARE INVOLVED DIRECTLY OR INDIRECTLY AND ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS INSTRUMENT OR THE RELATIONSHIP ESTABLISHED HEREUNDER, AND WHETHER ARISING OR ASSERTED BEFORE OR AFTER THE DATE OF THIS INSTRUMENT.

[THE REMAINDER OF THIS PAGE SHALL REMAIN BLANK]

          IN FURTHERANCE WHEREOF, Borrower and Lender have hereunto caused these presents to be executed on the date first above written.

NUGEN ENERGY, LLC,
a South Dakota limited liability company

By:

Name:

Its:

STATE OF	)
) ss.
COUNTY OF	)

          On this the ______ day of _________, 2009, before me, a notary public, the undersigned officer, personally appeared ______________, who acknowledged himself to be the _________________ of NuGen Energy, LLC, a South Dakota limited liability company, and that such person, as such __________________ being authorized so to do, executed the foregoing instrument for the purposes therein contained, by signing the name of the limited liability company by himself as ______________________.

          NuGen Energy, LLC, has no seal.

Title of officer

DOUGHERTY FUNDING LLC, a
Delaware limited liability company

By:

T. Truxtun Morrison
Its:	Senior Vice President

STATE OF MINNESOTA	)
) ss.
COUNTY OF HENNEPIN	)

          On this the ______ day of _________, 2009, before me, a notary public, the undersigned officer, personally appeared T. Truxtun Morrison, who acknowledged himself to be the Senior Vice President of Dougherty Funding LLC, a Delaware limited liability company, and that such person, as such Senior Vice President being authorized so to do, executed the foregoing instrument for the purposes therein contained, by signing the name of the limited liability company by himself as Senior Vice President.

          Dougherty Funding LLC has no seal.

Title

THIS DOCUMENT WAS DRAFTED BY:

OPPENHEIMER WOLFF & DONNELLY LLP (CAE)
Plaza VII, Suite 3400
45 South Seventh Street
Minneapolis, MN 55402

TABLE OF EXHIBITS AND SCHEDULES

Exhibit A – Premises
Exhibit B-1 – Make-Up Consideration
Exhibit B-2 – Make-Up Contracts
Exhibit C – Service Provider’s Consent
Exhibit D-1 – Owned Intellectual Property
Exhibit D-2 – Licensed Intellectual Property
Exhibit E – Transferred Agreements Subject to Post-Closing Consent
Exhibit F – Third Party Consents

Schedule 5.13 – ERISA
Schedule 7.9 – Permits
Schedule 7.17 – Hazardous Substances Disclosures

EXHIBIT A

Premises Legal Description

Lots 1 and 2 of Millennium Ethanol LLC Addition, located in Section 36, Township 100 North, Range 55 West of the 5th P.M. and in Section 31, Township 100 North, Range 54 West of the 5th P.M., Turner County, South Dakota, as shown on the plat recorded in Book 7 of Plats, Pages 415-417.

Lot 20, Marion Industrial Park Addition, an addition to the City of Marion, Turner County, South Dakota.

EXHIBIT B-1

Make-Up Consideration

EXHIBIT B-2

Make-Up Contracts

EXHIBIT C

Service Provider’s Consent

Dougherty Funding LLC
90 South Seventh Street, Suite 4400
Minneapolis, Minnesota 55402

Re:	Project:	NuGen Ethanol Plant (“Project”)
Marion, South Dakota
	Owner/Borrower:	NuGen Energy, LLC
Identify Name of Agreement: ____________________________
Dated: _________________
Identify Service to be Provided under Agreement (“Service”):__________

Ladies/Gentlemen:

          We are the entity supplying services (the “Services”) to the Project under the subject Agreement (“Agreement”). We understand that you are making a loan to the Borrower to finance the Project (“Loan”). We further understand that the Borrower has collaterally assigned to you all of its right in the Agreement (“Assignment”). We consent to such Assignment and advise you that:

1.	Attached hereto as Exhibit “A” is a copy of the complete Agreement.

2.

Upon the occurrence of a default and subsequent failure to cure by the Borrower under the Agreement we shall notify you in writing at your address above and you shall have the right, exercisable for 30 days after such notice, to elect in writing to us to require us to continue performance under the Agreement in which case we shall thereafter continue to provide the Service under the Agreement provided we are reimbursed in accordance with the Agreement for our Services.

3.	All approvals necessary to commence construction of any facilities necessary to provide the Service in the Agreement have been obtained.

4.	All preconditions necessary to furnish the Services in the Agreement have been satisfied.

5.	All contracts necessary to complete such facilities have been executed and delivered.

6.

Any right to terminate the Agreement other than by reason of the failure of the Borrower to perform its obligations thereunder are expressly waived. In that connection the Borrower has deposited with us all cash payments and security required under the Agreement.

Dated: ___________________, 2009

By:

Its:

EXHIBIT D-1

Owned Intellectual Property

None

EXHIBIT D-2

Licensed Intellectual Property

1.	ICM License Agreement

2.	Great Plains Software

3.	CompuWeigh Software

4.	Siemens APACS Distributed Control System

EXHIBIT E

Transferred Agreements Subject to Post-Closing Consent

1.	Energy Management Agreement, dated as of October 4, 2006, between Energy Management and Consulting Services, LLC and Millennium Ethanol, LLC

2.

Electric Service Agreement, dated as of July 14, 2006, between Southeastern Electric Cooperative, Inc. and Millennium Ethanol, LLC, as amended by Service Provider Consent and Amendment to Electric Service Agreement, dated as of May 24, 2007, between Southeastern Electric Cooperative, Inc., Millennium Ethanol, LLC and Dougherty Funding LLC, as each are amended by Amendment to Electric Service Agreement II, dated as of May 21, 2009, between Southeastern Electric Cooperative, Inc. and Marion Energy Investments, LLC

3.	Industry Track Agreement, made as of May 25, 2006, by and between BNSF Railway Company and Millennium Ethanol, LLC

4.	Service Agreement between ICM, Inc. and Millennium Ethanol, LLC executed by Millenium Ethanol, LLC on November 17, 2005

5.	Lease of Land for Construction/Rehabilitation of Track between BNSF Railway Company and Millenium Ethanol, LLC dated May 25, 2006

6.	Railworks Contract, dated July 31, 2006, between Millennium Ethanol, LLC and Railworks Track Systems, Inc.

7.

Firm Throughput Service Agreement between Millennium Ethanol, LLC and Northern Natural Gas Company dated June 9, 2006, as amended. Affirmation of Obligations Relating to Facilities, dated June 8, 2009, between Northern Natural Gas Company and Marion Energy Investments, LLC and First Amendment to Affirmation of Obligations Relating to Facilities Contract No. 600979, dated June 11, 2009, between Northern Natural Gas Company and Marion Energy Investments, LLC

8.	Agreement to Provide Security, dated June 8, 2009, between Northern Natural Gas and Marion Energy Investments, LLC

9.	Lump Sum Design-Build Contract dated May 5, 2006 between Millennium Ethanol, LLC and Fagen, Inc.

10.	License Agreement, dated as of May 5, 2006, between Millennium Ethanol, LLC and ICM, Inc.

13.	Railroad Car Lease Agreement, dated June 24, 2009, between Trinity Industries Leasing Company and Marion Energy Investments, LLC

14.	RELCO Locomotives, Inc. Locomotive Maintenance Agreement, dated June 22, 2009, between Marion Energy Investments, LLC and RELCO Locomotives

15.	RELCO Finance, Inc. Locomotive Lease Agreement, dated June 22, 2009, between Marion Energy Investments, LLC and RELCO Finance, Inc.

16.

Rider One (1) to Railroad Car Lease Agreement, dated June 24, 2009, between Trinity Industries Leasing Company and Marion Energy Investments, LLC (a rider to the Railroad Car Lease Agreement, dated June 24, 2009, between Trinity Industries Leasing Company and Marion Energy Investments, LLC)

17.

Rider Two (2) to Railroad Car Lease Agreement, dated July 13, 2009, between Trinity Industries Leasing Company and Marion Energy Investments, LLC (a rider to the Railroad Car Lease Agreement, dated June 24, 2009, between Trinity Industries Leasing Company and Marion Energy Investments, LLC)

EXHIBIT F

Third Party Agreements Requiring Collateral Consent

1.	License Agreement, dated as of May 5, 2006, between Millennium Ethanol, LLC and ICM, Inc.

2.	Lump Sum Design-Build Contract dated May 5, 2006 between Millennium Ethanol, LLC and Fagen, Inc.

3.	Management Agreement dated June 25, 2009, between Borrower and Central Farmers Cooperative

4.

Electric Service Agreement, dated as of July 14, 2006, between Southeastern Electric Cooperative, Inc. and Millennium Ethanol, LLC, as amended by Service Provider Consent and Amendment to Electric Service Agreement, dated as of May 24, 2007, between Southeastern Electric Cooperative, Inc., Millennium Ethanol, LLC and Dougherty Funding LLC, as each are amended by Amendment to Electric Service Agreement II, dated as of May 21, 2009, between Southeastern Electric Cooperative, Inc. and Marion Energy Investments, LLC

5.

Application for Transfer of Water Service dated as of December 26, 2007, originally between US Bio Marion, LLC and TM Rural Water District. Water Use Agreement dated as of June 14, 2006 originally between TM Rural Water District and Millennium Ethanol, LLC, as amended by Addendum and Consent to Assignment originally between TM Rural Water District and Marion Energy Investments, LLC dated May 13, 2009. Water Treatment Plant Financing Agreement dated June 14, 2006 originally between TM Rural Water District and Millennium Ethanol, LLC

6.

Firm Throughput Service Agreement between Millennium Ethanol, LLC and Northern Natural Gas Company dated June 9, 2006, as amended and supplemented by Affirmation of Obligations Relating to Facilities, dated June 8, 2009, between Northern Natural Gas Company and Marion Energy Investments, LLC and First Amendment to Affirmation of Obligations Relating to Facilities Contract No. 600979, dated June 11, 2009, between Northern Natural Gas Company and Marion Energy Investments, LLC, and as supplemented by Agreement to Provide Security, dated June 8, 2009, between Northern Natural Gas and Marion Energy Investments, LLC

7.	Energy Management Agreement, dated as of October 4, 2006, between Energy Management and Consulting Services, LLC and Millennium Ethanol, LLC

8.

Railroad Car Lease Agreement, dated June 24, 2009, between Trinity Industries Leasing Company and Marion Energy Investments, LLC, as supplemented by Rider One (1) to Railroad Car Lease Agreement, dated June 24, 2009, between Trinity Industries Leasing Company and Marion Energy Investments, LLC (a rider to the Railroad Car Lease Agreement, dated June 24, 2009, between Trinity Industries Leasing Company and Marion Energy Investments, LLC), as further supplemented by Rider Two (2) to Railroad Car Lease Agreement, dated July 13, 2009, between Trinity Industries Leasing Company and Marion Energy Investments, LLC (a rider to the Railroad Car Lease Agreement, dated June 24, 2009, between Trinity Industries Leasing Company and Marion Energy Investments, LLC).

9.	Letter Agreement for Request for Gas Distribution Service dated June 15, 2009 between Marion Energy Investments, LLC and NorthWestern Corporation d/b/a NorthWestern Energy

10.	Distiller’s Grain Marketing Agreement dated June 16, 2009 between Borrower and CHS, Inc.

11.	Ethanol Sales and Marketing Agreement between Borrower and CHS, Inc. dated June 16, 2009

12.

Industry Track Agreement, made as of May 25, 2006, by and between BNSF Railway Company and Millennium Ethanol, LLC. Lease of Land for Construction/Rehabilitation of Track between BNSF Railway Company and Millenium Ethanol, LLC dated May 25, 2006.

13.

GATX Rail Car Service Contract, dated July 1, 2009, originally between GATX Corporation and Marion Energy Investments, LLC (Contract No. 9431), as amended by Amendment No. 1 to Contract No. 9431, dated July 1, 2009, originally between GATX Corporation and Marion Energy Investments, LLC, as further amended by Rider No. 1 to Car Service Contract No. 9431, dated July 1, 2009, originally between GATX Corporation and Marion Energy Investments, LLC

EXHIBIT G

Agreement	Timeframe

Risk Management Agreement	120 days from Closing Date
BP Agreement	30 days from Closing Date
Railcar Lease with CIT	30 days from Closing Date
Railcar Lease for locomotive	120 days from Closing Date unless other arrangement acceptable to Lender is made

SCHEDULE 5.13

ERISA

None

SCHEDULE 7.9

Permits

1.	Alcohol Fuel Producer Permit from U.S. Department of Treasury, Alcohol and Tobacco Tax and Trade Bureau

2.	South Dakota Fuel Tax License

3.	Commercial feed licenses or permits in Iowa, Nebraska and South Dakota

4.	SDDENR Title V Air Quality Permit

5.	SDDENR Storm Water Discharge Permit for Industrial Activities

6.	SDDENR Strom Water Discharge Permit for Construction Activities

7.	SDDENR Surface Water Discharge Permit

8.	SDDENR Notification for Above Ground Stationery Storage Tanks

9.	Effective Fuel Additive Manufacturer’s Notification with the U.S. Environmental Protection Agency (“EPA”)

10.	EPA Facility Identification Number and Company Identification Number as a RIN Generator

11.	Integrated Contingency Plan

12.	Risk Management Plan

13.	Spill Pollution Control and Countermeasure Plan

14.	Submitted IRS Form 637 (Blender Excise Tax from U.S. Department of Treasury)

15.	FDA Food Facility Registration

SCHEDULE 7.17

Hazardous Substances Disclosures

1.	The Soil Stabilization Requirements.

2.

Those permits set forth on the attached Schedule 7.9 have not yet been issued, which permits have been applied for, are paid for, and are in the process of being issued, and Borrower will ensure such permits on the attached Schedule 7.9 will be issued within sixty (60) days from the Closing Date.